                                                                   EXHIBIT 10.13


                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 4th day of October, 1996, by and between STAFFMARK, INC., a Delaware corporation (the "Borrower"), the undersigned lenders and any other lenders hereafter becoming a party to this Agreement (the "Lenders"), and MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION, a national banking association, as agent on behalf of Lenders (in such capacity, the "Agent").

                                  WITNESSETH:

         WHEREAS, the Borrower has applied for revolving credit loans from Lenders in aggregate principal amounts of up to Twenty Million Dollars ($20,000,000.00); and

         WHEREAS, the Borrower has further applied for a reducing revolving credit loan facility from Lenders in the original principal amount of Thirty Million Dollars ($30,000,000.00); and

         WHEREAS, Lenders are willing to make said revolving credit loans and to provide said reducing revolving loan facility to the Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually promise and agree as follows:

SECTION 1.  TERM.

         The "Term" of this Agreement shall commence on the date hereof and shall end on October 4, 2001, unless earlier terminated pursuant to Section
3.12 or by acceleration or otherwise upon the occurrence of an Event of Default under this Agreement, in which case the Term hereof shall end on such earlier date.

SECTION 2.  DEFINITIONS.

         In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

         Acceptable Acquisition shall mean any Acquisition of an ongoing business similar to or consistent with the Borrower's current line of business which: (a) has been: (i) in the event a corporation or its assets is the subject of such Acquisition, either (x) approved by the Board of Directors of the corporation which is the subject of such Acquisition or (y) recommended by such Board of Directors to the shareholders of such corporation, (ii) in the event a partnership is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the partners of the partnership which is the subject of such Acquisition, (iii) in the event an organization or entity other than a corporation or partnership is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the governing body, if any, or by a majority (by percentage of ownership interest) of the owners of the organization or entity which is the subject of such Acquisition or (iv) in the event the corporation, partnership or other organization or entity which is the subject of such Acquisition is in bankruptcy, approved by the bankruptcy court or another court of competent jurisdiction; (b) Borrower has given Agent and Lenders at least fifteen (15) Business Days prior written notice of such Acquisition and (c) if the sum of:
(1) the principal amount of any requested Reducing Revolver Loan requested in connection with such Acquisition, plus (2) the then outstanding principal balance of all prior Reducing Revolver Loans, exceeds $20,000,000.00, and if the portion of the purchase price for such Acquisition payable by Borrower in cash exceeds $5,000,000.00, then Borrower must obtain the prior written consent of the Required Lenders and the Agent; provided, however, that no Acquisition shall be an Acceptable Acquisition unless both as of the date of any such Acquisition and immediately following such Acquisition the Borrower is, and on a pro forma basis projects that it will continue to be, in compliance with the terms, covenants and conditions contained in this Agreement and the other Transaction Documents.

         Account Debtor shall mean any Person who is and/or may become obligated to the Borrower or any Guarantor under or on account of Accounts.

         Accounts shall mean all trade accounts receivable of the Borrower or any Guarantor which have been invoiced by the Borrower or such Guarantor.

         Acquisition shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, partnership or other organization or entity, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as of the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership or (iii) a majority of the ownership interests in any organization or entity other than a corporation or partnership.

         Agent shall mean Mercantile Bank of St. Louis National Association.

         Applicable Margin shall mean, with respect to each type of Loan, the rate of interest shown in the applicable column below for the type of Loan specified for each such column:




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

                                               Level I     Level II      Level III     Level IV     Level V
                                               -------     --------      ---------     --------     -------
 IF RATIO OF CONSOLIDATED ADJUSTED TOTAL       ) 3.50       ( 3.50        ( 3.00        ( 2.00      ( 1.50
 FUNDED DEBT TO CONSOLIDATED PROFORMA          -            ) 3.00        ) 2.00        ) 1.50
 OPERATING CASH FLOW IS                                     -             -             -

 LIBOR Loans                                    2.25%        1.75%         1.50%        1.25%        1.00%

 Prime Loans                                    1.25%        0.75%         0.50%        0.25%        0.00%

 Commitment Fee                                0.375%        0.25%         0.25%        0.25%        0.25%

Notwithstanding the above, the Applicable Margins applicable to each Loan during the period through March 31, 1997 shall be One Percent (1.0%) per annum for LIBOR Loans with Interest Periods commencing on or before such date and Zero Percent (0.0%) per annum for all Prime Loans outstanding on or before such date, and the Commitment Fee shall be calculated at the rate of One-Fourth of One Percent (0.25%) for all fiscal quarters or portions thereof ending on or before such date. Commencing on April 1, 1997 and on each January 1, April 1, July 1 and October 1 thereafter during the Term hereof, the ratio of Consolidated Adjusted Total Funded Debt to Consolidated Proforma Operating Cash Flow for the fiscal quarter preceding the fiscal quarter then ended shall be computed by Agent following delivery to Agent of the Borrower's consolidated financial statements for such fiscal quarter-end pursuant to Section 7.1(a)(ii) herein (i.e., for the fiscal quarter beginning April 1, 1997 using the ratio for the fiscal quarter ended December 31, 1996), and the Applicable Margins adjusted as of such subsequent January 1, April 1, July 1 and October 1 date in accordance with the levels set forth above. Such new Applicable Margins shall continue in effect until the next such adjustment, if any, on the following January 1, April 1, July 1 and October 1 in accordance with the preceding sentence. Each determination by Agent of the Applicable Margins shall be deemed prima facie correct. All such adjustments shall become effective as to LIBOR Loans outstanding on the first day of any quarter upon the expiration of the then current applicable Interest Periods for such Loans.

         Attorneys' Fees shall mean the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, secretaries, accountants and other staff employed by such attorneys) employed by Agent or any of the Lenders (including, without limitation, attorneys and paralegals who are employees of Agent or any of the Lenders or any affiliate of Agent or any of the Lenders) from time to time (i) in connection with the documentation, negotiation, execution, delivery, administration and enforcement of this Agreement and/or any of the other Transaction Documents, (ii) to represent Agent or any of the Lenders in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Agent, any of the Lenders, the Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to any of the Collateral, any Third Party Collateral, this Agreement or any of the other Transaction Documents, the Borrower, any Subsidiary of the Borrower or any other Obligor, (iii) to protect, collect, lease, sell, take possession of or liquidate any of the Collateral or any Third Party Collateral,
(iv) to attempt to enforce any security interest in or other Lien upon any of the Collateral or any Third Party Collateral or to give any advice with respect to such enforcement and (v) to enforce any of Agent's or any Lender's rights to collect any of the Borrower's Obligations.

         Borrower's Obligations shall mean any and all indebtedness (principal, interest, fees and other amounts), liabilities and obligations of the Borrower to Agent or any of the Lenders evidenced by or arising under the Notes, this Agreement, the Security Agreement, the Pledge Agreement, the Trademark Assignment, any of the other Transaction Documents or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by the Borrower to Agent or any of the Lenders, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Agent or any of the Lenders by assignment or otherwise, and any and all costs of collection and/or Attorneys' Fees incurred or to be incurred in connection therewith.

         Borrowing Base shall have the meaning ascribed thereto in Section
3.1(b).

         Borrowing Base Certificate shall have the meaning ascribed thereto in
Section 3.1(c).

         Borrowing Notice shall have the meaning ascribed thereto in Section
3.3.

         Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by any of the Lenders or by commercial banks in St. Louis, Missouri.

         Capital Expenditure shall mean any expenditure which, in accordance with generally accepted accounting principles consistently applied, is or should be capitalized on the balance sheet of the Person making the same.

         Capitalized Lease shall mean any lease which, in accordance with generally accepted accounting principles consistently applied, is or should be capitalized on the balance sheet of the lessee.

         Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

         Collateral shall mean any Property or assets of the Borrower which now or at any time hereafter secure the payment or performance of any of the Borrower's Obligations.

         Commitment Fee shall have the meaning ascribed thereto in Section 3.14.

         Consolidated Adjusted Total Funded Debt shall mean as of any fiscal quarter-end the sum of (a) the outstanding principal amount of all Revolving Credit Loans on any such fiscal





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
quarter-end date, plus (b) the outstanding principal amount of all Reducing Revolver Loans on any such fiscal quarter- end date, plus (c) the undrawn face amount of all issued and outstanding Letters of Credit or any other letters of credit issued for the account of Borrower or its Consolidated Subsidiaries as of any such fiscal quarter-end date, plus (d) all of the Borrower's and its Consolidated Subsidiaries' other borrowed money Indebtedness outstanding on any such fiscal quarter-end date, including, without limitation, amounts due under any Capitalized Leases.

         Consolidated Fixed Charges shall mean the sum of all of the Borrower's and its Consolidated Subsidiaries' expenses under any operating leases within the specified period of any such calculation, plus interest paid during such specified period, including, without limitation, interest charges during such period under any Capitalized Leases, plus all income taxes paid during the specified period of such calculation, plus all payments of principal made on any Subordinated Debt as permitted to be paid pursuant to the terms of the subordination and standby agreement or intercreditor agreement made between Agent and the holder of any such Subordinated Debt, plus Capital Expenditures made during the specified period of any such calculation, excluding any expenditures for capital assets acquired by Borrower and its Consolidated Subsidiaries in an Acceptable Acquisition.

         Consolidated Proforma Operating Cash Flow shall mean on any date the Borrower's and its Consolidated Subsidiaries' net income (exclusive of any extraordinary gains or losses) plus interest expense, plus expenses for income taxes, plus depreciation, plus amortization, plus all expenses incurred by Borrower or any of its Consolidated Subsidiaries under any operating leases, all for the twelve month period included in any such calculation and ending on the date of any such calculation, all as determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied. The calculation of Consolidated Proforma Operating Cash Flow of Borrower and its Consolidated Subsidiaries shall include all net income and other such amounts for the full twelve month period preceding the date of such calculation earned by or incurred or accrued by any Subsidiary acquired by Borrower or its Consolidated Subsidiaries during the preceding twelve months (and of any such Subsidiary contemplated for acquisition by Borrower or its Consolidated Subsidiaries with proceeds of a Reducing Revolver Loan for purposes of determining compliance with the requirements of Section 3.2(a)), but shall exclude from such calculation any officer compensation expenses or other expenses which Agent determines are non-recurring expenses paid or incurred by Borrower or a Consolidated Subsidiary in connection with any such Acquisition.

         Consolidated Subsidiary shall mean with respect to any Person at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with generally accepted accounting principles consistently applied.

         Conversion Notice shall have the meaning ascribed thereto in Section 3.3(c).

         Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default as defined in Section 8 hereof.

         Distribution in respect of any corporation shall mean (i) dividends or other distributions on capital stock of the corporation; and (ii) the redemption, repurchase or other acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock).

         Eligible Accounts shall mean all Accounts, except: (a) Accounts which remain unpaid for more than ninety (90) days after their invoice dates and Accounts which are not due and payable within ninety (90) days after their invoice dates; (b) Accounts owing by a single Account Debtor, including a currently scheduled Account, if ten percent (10%) or more of the balance owing by said Account Debtor upon said Accounts is ineligible pursuant to clause (a) above; (c) Accounts with respect to which the Account Debtor is a partner of the Borrower or any Guarantor or a Related Party of the Borrower or any Guarantor; (d) Accounts with respect to which payment by the Account Debtor is or may be conditional and Accounts commonly known as bill and hold Accounts or Accounts of a similar or like arrangement; (e) Accounts with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, unless the Account is backed by a commercial letter of credit in form and substance acceptable to Agent and issued or confirmed by a domestic bank acceptable to Agent; (f) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof unless such Accounts are duly assigned to Agent for the benefit of each of the Lenders in accordance with all applicable governmental and regulatory rules and regulations (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that Agent is recognized by the Account Debtor to have all of the rights of an assignee of such Accounts; (g) Accounts with respect to which the Borrower or any Guarantor is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to the Borrower or such Guarantor; (h) Accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor thereof; (i) Accounts (other than specialty medical Accounts) which are not invoiced (and dated as of such date) and sent to the Account Debtor thereof concurrently with or not later than ten (10) days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto; (j) Accounts which constitute specialty medical Accounts and which are not invoiced (and dated as of such date) and sent to the Account Debtor thereof concurrently with or not later than thirty (30) days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto; (k) Accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower or any Guarantor (or by any agent or custodian of the Borrower or any Guarantor) for the account of or subject to further and/or future direction from the Account Debtor thereof; (l) Accounts arising from a "sale on approval" or a "sale or return;" (m) Accounts as to which Agent or the Required Lenders, at any time or times hereafter, determines, in good faith, by written notice to Borrower, that the prospects of payment or performance by the Account Debtor is or will be impaired; (n) Accounts of an Account Debtor to the extent, but only to the extent, that the same exceed a credit limit determined by Agent or Required Lenders in their discretion, by written notice to Borrower, at any time or times hereafter; (o) Accounts with respect to which the Account Debtor is located in the State of New Jersey, State of West Virginia or the State of Minnesota; provided, however, that such restriction shall not apply if the Borrower or Guarantor having such Account (i) has filed and has effective (A) in respect of Account Debtors located in the State of New Jersey, a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (B) in respect of Account Debtors located in the State of West Virginia, a Notice of Business Activities Report with the West Virginia Division of Taxation for the then current year, or (C) in respect of Account Debtors located in the State of Minnesota, a Minnesota Business Activity Report with the Minnesota Department of Revenue for the then current year, as applicable, or (ii) is otherwise exempt from such reporting requirements under the laws of such State(s); (p) Accounts which constitute accruals for rebates to customers; and (q) Accounts which are not subject to a first priority perfected security interest in favor of Agent for the benefit of each of the Lenders.

         Environmental Laws shall mean the Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or any other hazardous, toxic or dangerous waste, substance or constituent or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

         Environmental Lien shall have the meaning ascribed thereto in Section 7.1(k)(vi).

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         ERISA Affiliate shall mean any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code.

         Event of Default shall have the meaning ascribed thereto in Section 8.

         Facility Fee shall have the meaning ascribed thereto in Section 3.13.

         Guarantee by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb shall have a correlative meaning.

         Guarantor shall mean each Subsidiary of Borrower now or hereafter executing a Subsidiary Guaranty of all of Borrower's Obligations, and Guarantors shall mean any or all of them.

         Hazardous Materials shall mean any hazardous substance or pollutant or contaminant defined as such in (or for the purposes of) any Environmental Law and shall include, without limitation, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, without limitation, any source, special nuclear or byproduct material as defined in 42 U.S.C. Section 2011 et seq., as amended or hereafter amended, and asbestos in any form or condition.

         Indebtedness of any Person shall mean and include, without duplication, any and all indebtedness (principal, interest, fees and other amounts), liabilities and obligations of such Person which in accordance with generally accepted accounting principles, consistently applied are or should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of Property, (ii) obligations secured by any Lien or other charge upon any Property owned by such Person, provided that if such Person has not assumed or become liable for the payment of such obligations, such obligations shall still be included in Indebtedness but the determination of the amount of Indebtedness evidenced by such obligations shall be limited to the book value of such Property, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to any Property acquired by such Person, provided that if the rights and remedies of the seller, lender or lessor in the event of default under such agreement are limited solely to repossession or sale of such Property, such obligations shall still be included in Indebtedness but the determination of the amount of Indebtedness evidenced by such obligations shall be limited to the book value of such Property, (iv) all Guarantees and other contingent indebtedness, liabilities and obligations of such Person whether or not reflected on the balance sheet of such Person and
(v) all obligations of such Person as lessee under any Capitalized Lease.

         Interest Period shall mean with respect to each LIBOR Loan:

                 (i) Initially, the period commencing on the date of such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by the Borrower and all of the Lenders), as the Borrower may elect in the applicable Notice of Borrowing for a Revolving Credit Loan or pursuant to Section 3.3(b) for a Reducing Revolver Loan; and

                 (ii) Thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by the Borrower and all of the Lenders), as the Borrower may elect pursuant to Section 3.3(c);

         provided that:

                 (iii) For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month and if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month;

                 (iv) Subject to clauses (v), (vi) and (vii) below, if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the immediately following Business Day, except that if such immediately following Business Day is in a different month, such Interest Period shall end on the immediately preceding Business Day;

                 (v) No Interest Period with respect to any LIBOR Loan shall extend beyond the last day of the Term hereof; and

                 (vii) Any Interest Period which includes a date on which a payment of principal is required to be made on the applicable Loan(s) shall end on such date.

             Inventory shall mean all inventory of the Borrower and the Guarantors.

             Letter of Credit and Letters of Credit shall have the meanings ascribed thereto in Section 3.4(a).

             Letter of Credit Application shall mean an application and agreement for irrevocable standby letter of credit in the form of Exhibit F attached hereto and incorporated herein by reference or an application and agreement for irrevocable commercial letter of credit in the form of Exhibit G attached hereto and incorporated herein by reference, and in either case executed by Borrower, as account party, and delivered to Agent pursuant to
Section 3.4(a) as the same may from time to time be amended, modified, extended or renewed.

             Letter of Credit Commitment Fee shall have the meaning ascribed thereto in Section 3.4(d)(ii).

             Letter of Credit Issuance Fee shall have the meaning ascribed thereto in Section 3.4(d)(i).

             Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt and any lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

         LIBOR Base Rate means, for an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to Agent at 11:00 a.m. (St. Louis time) two (2) Business Days before the beginning of such Interest Period by two (2) or more major banks in the interbank eurodollar market selected by Agent for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made available by Lenders. As used herein, "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 9:00 a.m. (St. Louis time) on the day two Business Days before the commencement of such Interest Period.

         LIBOR Loan shall mean any Loan bearing interest at the LIBOR Rate.

         LIBOR Rate shall mean (a) the quotient of (i) the LIBOR Base Rate divided by (ii) one minus the LIBOR Reserve Percentage, plus (b) the Applicable Margin.

         LIBOR Reserve Percentage shall mean for any day the reserve percentage (including any supplemental percentage applied on a marginal basis or any other reserve requirement having a similar effect), expressed as a decimal, which is in effect on the first day of the applicable Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D (or any other applicable regulation of the Board of Governors (or any successor)) with respect to "Eurocurrency Liabilities." The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

         Loan shall mean each Revolving Credit Loan and the Reducing Revolver Loan, each whether made as a Prime Loan or a LIBOR Loan, and Loans shall mean any or all of the foregoing.

         Loan Commitments shall mean the total of the Revolving Credit Commitments and the Reducing Revolver Commitments of each of the Lenders.

         Multiemployer Plan shall mean a "multi-employer plan" as defined in
Section 4001(a) (3) of ERISA which is maintained for employees of the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower.

         Notes shall mean the Revolving Credit Notes and the Reducing Revolver Notes.

         Obligor shall mean the Borrower and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Borrower's Obligations or who grants Agent or any of the Lenders a Lien upon any of the Property or assets of such Person as security for any of the Borrower's Obligations.

         Occupational Safety and Health Laws shall mean the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

         PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan shall mean a "pension plan," as such term is defined in
Section 3(2) of ERISA, which is established or maintained by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower, other than a Multiemployer Plan.

         Permitted Investments shall mean any investment by Borrower or any Subsidiary in any of the following:

                 (a) Direct obligations of the United States of America or any instrumentality or agency thereof, the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

                 (b) Investments in readily marketable commercial paper which, at the time of acquisition thereof by Borrower or any Subsidiary, is rated A-1 or better by Standard & Poor's or P-1 or better by Moody's Investment Service and which matures within 270 days from the date of acquisition thereof, provided that the issuer of such commercial paper shall, at the time of acquisition of such commercial paper, have a senior long-term debt rating of at least A by Standard & Poor's and Moody's Investment Service;

                 (c) Negotiable certificates of deposit or negotiable bankers acceptances issued by any of the Lenders or any other bank or trust company organized under the laws of the United States of America or any state thereof, which bank or trust company (other than the Lenders to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompson Bank Watch Service (all of which Permitted Investments must mature within twelve (12) months from the time of acquisition thereof);

                 (d) Repurchase agreements, which shall be collateralized for at least 100% of face value, issued by any of the Lenders or any other bank or trust company organized under the laws of the United States or any state thereof, which bank or trust company (other than the Lenders to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompson Bank Watch Service (all of which Permitted Investments must mature within twelve (12) months from the time of acquisition thereof);

                 (e) Investments in mutual funds the investments of which are limited to domestic securities; and

                 (f)      Investments in Acceptable Acquisitions.

         Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         Pledge Agreement shall mean that certain General Pledge and Security Agreement to be executed by Borrower and delivered to Agent for the benefit of each of the Lenders, pledging all of the issued and outstanding capital stock of each of Borrower's Subsidiaries, together with all collateral schedules, stock powers, original stock certificates and other agreements to be delivered in connection therewith pursuant to Section 5.3, all as the same may be from time to time amended.

         Prime Loan shall mean a Loan bearing interest at the Prime Rate plus the Applicable Margin.

         Prime Rate shall mean the interest rate announced from time to time by Agent as its "prime rate" on commercial loans (which rate shall fluctuate as and when said prime rate shall change).

         Pro Rata Share shall mean, with respect to each Lender, such Lender's percentage of the aggregate amount of Loans then outstanding, determined by dividing the aggregate principal amount of all Loans of such Lender then outstanding by the aggregate amount of all Loans of all Lenders then outstanding, or, if no Loans are then outstanding, such Lender's percentage of the total Loan Commitments of all of the Lenders, determined by dividing the sum of such Lenders' Revolving Credit Commitment and Reducing Revolver Commitment by the aggregate sum of all Loan Commitments of all of the Lenders.

         Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, the Borrower and each Subsidiary of the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         Reducing Revolver Commitment shall mean, subject to termination or reduction as set forth in Section 3.12 and subject to quarterly reductions required by Section 3.2(a), for each Lender the amount set forth as the Reducing Revolver Commitment of such Lender next to its name on the signature pages hereof or on the signature pages of any subsequent Assignment Agreement to which such Lender is a party.

         Reducing Revolver Loan shall have the meaning ascribed thereto in
Section 3.2.

         Reducing Revolver Notes shall mean each of the Reducing Revolver Notes of the Borrower to be executed and delivered to each of the Lenders pursuant to
Section 3.2, as the same may from time to time be amended, modified, extended or renewed.

         Related Party shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, the Borrower or any Subsidiary of the Borrower, (ii) which beneficially owns or holds ten percent (10%) or more of the equity interest of the Borrower, (iii) ten percent (10%) or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary of the Borrower, or (iv) who is a director, officer or employee of the Borrower or any Subsidiary of the Borrower. The term "control" shall mean the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the capital stock of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Reportable Event shall have the meaning given to such term in ERISA.

         Required Lenders shall mean at any time Lenders having 67% of the aggregate amount of Loans then outstanding or, if no Loans are then outstanding, 67% of the total Loan Commitments of all of the Lenders.

         Revolving Credit Commitment shall mean, subject to termination or reduction as set forth in Section 3.12, for each Lender the amount set forth as the Revolving Credit Commitment of such Lender next to its name on the signature pages hereof or on the signature pages of any subsequent Assignment Agreement to which such Lender is a party.

         Revolving Credit Loan and Revolving Credit Loans shall have the meanings ascribed thereto in Section 3.1(a).

         Revolving Credit Notes shall mean each of the Revolving Credit Notes of the Borrower to be executed and delivered to each of the Lenders pursuant to
Section 3.1(a), as the same may from time to time be amended, modified, extended or renewed.

         Security Agreement shall mean the Security Agreement to be executed by Borrower and delivered to Agent for the benefit of each of the Lenders pursuant to Section 5.1, as the same may from time to time be amended.

         Shareholders Equity shall mean on any date the total assets minus total liabilities of Borrower and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

         Subordinated Debt shall mean any borrowed money Indebtedness of Borrower which has been duly subordinated by the holder thereof to all of Borrower's Obligations to the Lenders and Agent pursuant to a subordination and standby agreement or intercreditor agreement in form and substance satisfactory to the Agent and the Required Lenders.

         Subsidiary shall mean, with respect to any Person, any corporation of which fifty percent (50%) or more of the issued and outstanding capital stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by such Person.

         Subsidiary Guaranties shall mean those certain guaranties of Borrower's Obligations dated as of the date hereof executed respectively by Borrower's Subsidiaries in existence as of the date hereof and the guaranties of any subsequently created or acquired Subsidiary of Borrower executed and delivered to Agent hereafter pursuant to Section 4.3 or Section 7.2(e), all as the same may from time to time be amended.

         Subsidiary Security Agreements shall mean those certain security agreements dated as of the date hereof executed respectively by Borrower's Subsidiaries in existence as of the date hereof and delivered to Agent for the benefit of each of the Lenders and the Subsidiary Security Agreements executed by any Subsidiary of Borrower created or acquired subsequent to the date of this Agreement, which Subsidiary Security Agreement shall be delivered pursuant to Section 4.3 or Section 7.2(e), all as the same may from time to time be amended.

         Term shall have the meaning ascribed thereto in Section 1.

         Third Party Collateral shall mean any Property or assets of any Obligor other than the Borrower which now or at any time hereafter secure the payment or performance of any of the Borrower's Obligations.

         Total Revolving Credit Commitment shall have the meaning ascribed thereto in Section 3.1.

         Trademark Assignment shall mean the Trademark Collateral Assignment and Security Agreement to be executed by Borrower and delivered to Agent for the benefit of each of the Lenders pursuant to Section 5.2, as the same may from time to time be amended.

         Transaction Documents shall mean this Agreement, the Notes, the Security Agreement, the Trademark Assignment, the Pledge Agreement, any Letter of Credit Application, the Subsidiary Guaranties, the Subsidiary Security Agreements and all other agreements, documents and instruments heretofore, now or hereafter delivered to Agent or any of the Lenders with respect to or in connection with or pursuant to this Agreement, any Loans made or Letters of Credit issued hereunder or any other of the Borrower's Obligations, and executed by or on behalf of the Borrower or any of its Subsidiaries, all as the same may from time to time be amended, modified, extended or renewed.

SECTION 3.  THE REVOLVING CREDIT LOANS.

       3.1       Revolving Credit Commitment of Lenders.

                 (a) Subject to the terms and conditions hereof, during the Term of this Agreement, each Lender hereby severally agrees to make such loans (individually, a "Revolving

Credit Loan" and collectively, the "Revolving Credit Loans"), to the Borrower as the Borrower may from time to time request pursuant to Section 3.3(a). The aggregate principal amount of Revolving Credit Loans which Lenders, cumulatively, shall be required to have outstanding hereunder at any one time, plus the face amount of Letters of Credit issued by Agent and then outstanding under Section 3.4, shall not exceed the lesser of (i) the Borrowing Base (as hereinafter defined); or (ii) Twenty Million Dollars ($20,000,000.00) (the "Total Revolving Credit Commitment"), and the amount each Lender shall be required to have outstanding hereunder as Revolving Credit Loans plus their undivided Pro Rata Share participation interest in each Letter of Credit issued by Agent under Section 3.4 shall not exceed, in the aggregate at any one time outstanding, the lesser of (x) the amount of such Lender's Revolving Credit Commitment or (y) such Lender's Pro Rata Share of the then current Borrowing Base. Each Revolving Credit Loan under this Section 3.1(a) shall be made from the several Lenders ratably in proportion to their respective Revolving Credit Commitments. The Revolving Credit Loans from Lenders to the Borrower shall be evidenced by Revolving Credit Notes of the Borrower dated the date hereof and payable to the order of each of the Lenders in the respective original principal amounts of each such Lender's Revolving Credit Commitment and in the form attached hereto as Exhibit B and incorporated herein by reference (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Credit Notes"). Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow such sums from Lenders.

                 (b) For purposes of computing the amount of Revolving Credit Loans and Letters of Credit available under the Total Revolving Credit Commitment, the "Borrowing Base" shall mean Eighty-Five Percent (85%) of the face amount of Eligible Accounts of the Borrower and the Guarantors.

                 (c) Borrower shall deliver to Agent on the date of execution hereof (with respect to the month ended August 31, 1996) and thereafter within twenty (20) days after the end of each month or more often if requested by the Required Lenders, a borrowing base certificate in the form of Exhibit A attached hereto and incorporated herein by reference (a "Borrowing Base Certificate") setting forth:

                 (i) the Borrowing Base and its components as of the end of the immediately preceding month;

                 (ii) the aggregate principal amount of all outstanding Revolving Credit Loans and the face amount of all Letters of Credit then outstanding;

                 (iii) the difference, if any, between the Borrowing Base and the aggregate principal amount of all outstanding Revolving Credit Loans and the face amount of all outstanding Letters of Credit.

The Borrowing Base shown in such Borrowing Base Certificate shall be and remain the Borrowing Base hereunder until the next Borrowing Base Certificate is delivered to Agent and each of the Lenders, at which time the Borrowing Base shall be the amount shown in such subsequent Borrowing Base Certificate. Each Borrowing Base Certificate shall be certified

(subject to normal year-end adjustments) as to truth and accuracy by the President or principal financial officer of the Borrower.

                 (d) If at any time the aggregate principal amount of all outstanding Revolving Credit Loans plus the face amount of all outstanding Letters of Credit should exceed the lesser of the then current Borrowing Base or the Total Revolving Credit Commitment of Lenders, whether by reduction of the maximum Total Revolving Credit Commitment amount available under Section 3.1(a) pursuant to Section 3.12, reduction of the Borrowing Base or otherwise, the Borrower shall be automatically required (without demand or notice of any kind by Agent or any of the Lenders, all of which are hereby expressly waived by the Borrower) to immediately repay the Revolving Credit Loans in an amount sufficient to reduce such aggregate principal amount of outstanding Revolving Credit Loans to an amount equal to the lesser of the Borrowing Base or the aggregate Revolving Credit Commitments of Lenders. If the undrawn face amount of all Letters of Credit still exceeds the lesser of the then current Borrowing Base or the Total Revolving Credit Commitment after repayment in full of all Revolving Credit Loans under the preceding sentence, Borrower agrees to provide cash collateral in form and substance acceptable to Agent in an amount sufficient to reduce the face amount of outstanding Letters of Credit to the lesser of the then current Borrowing Base or the Total Revolving Credit Commitment in the manner required under Section 3.4(f).

                 (e) Each Lender shall record in its books and records, and prior to any transfer of its Revolving Credit Note shall endorse on the schedules forming a part thereof, appropriate notations to evidence the date and amount of each Revolving Credit Loan made by it during the Term hereof, whether such Revolving Credit Loan is then a Prime Loan or a LIBOR Loan, and the date and amount of each payment of principal made by Borrower with respect thereto. Each Lender is hereby irrevocably authorized by Borrower so to endorse its Revolving Credit Note and to attach to and make a part of any such Revolving Credit Note a continuation of any such schedule as and when required; provided, however that the obligation of Borrower to repay each Revolving Credit Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of any Lender to endorse or any mistake by any Lender in connection with endorsement on the schedules attached to their respective Revolving Credit Notes. The books and records of each Lender (including, without limitation, the schedules attached to the Revolving Credit Notes) showing the account between such Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

         3.2     Reducing Revolver Commitment of Lenders.

                 (a) Subject to the terms and conditions hereof, during the Term of this Agreement, each Lender hereby severally agrees to make such loans (individually, a "Reducing Revolver Loan," and collectively, the "Reducing Revolver Loans"), to the Borrower as the Borrower may from time to time request pursuant to Section 3.3(b). The aggregate principal amount of Reducing Revolver Loans which Lenders, cumulatively, shall be required to have outstanding hereunder at any one time shall not exceed the lesser of (i) Thirty Million Dollars ($30,000,000.00), or (ii) three hundred fifty percent (350%) of the amount of Borrower's Consolidated Proforma Operating Cash Flow determined as of the most recent fiscal quarter-end, and the amount each Lender shall be required to have outstanding hereunder as Reducing Revolver Loans shall not exceed the lesser of (x) amount of such Lender's Reducing Revolver Commitment, or (y) such Lender's Pro Rata Share multiplied times an amount equal to three hundred fifty percent (350%) of Borrower's Consolidated Proforma Operating Cash Flow determined as of the most recent fiscal quarter-end. Each Reducing Revolver Loan under this Section 3.2 shall be made by the Lenders ratably in proportion to their respective Reducing Revolver Commitments. The Reducing Revolver Loan shall be evidenced by the Reducing Revolver Notes of the Borrower, each dated the date hereof and payable by the Borrower to the respective orders of each of the Lenders in the aggregate original principal amount of Thirty Million Dollars ($30,000,000.00) and otherwise in the form attached hereto as Exhibit C and incorporated herein by reference (as the same may from time to time be amended, modified, extended or renewed, the "Reducing Revolver Notes"). The Reducing Revolver Notes shall mature on October 4, 2001, unless earlier terminated by acceleration or otherwise upon the occurrence of an Event of Default under this Agreement. Subject to any such earlier maturity by reason of acceleration or otherwise and in addition to any voluntary reduction requested by Borrower pursuant to
Section 3.12, the aggregate Reducing Revolver Commitments of the Lenders shall be reduced by the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) on the first day of each fiscal quarter commencing with the first such reduction on January 1, 1999 and continuing on the first day of each fiscal quarter thereafter during the Term hereof, with such reductions being applied to the respective Reducing Revolver Commitments of the Lenders in accordance with their Pro Rata Shares thereof. In the event any such quarterly reduction in the aggregate Reducing Revolver Commitments shall cause the amount of the Reducing Revolver Commitments of all of the Lenders to be decreased below the then outstanding principal amount of all Reducing Revolver Loans to Borrower, or in the event any reduction in Borrower's most recent quarter-end Consolidated Proforma Operating Cash Flow shall cause the aggregate principal amount of the Reducing Revolver Loans to exceed three hundred fifty percent (350%) of such most recent quarter-end Consolidated Proforma Operating Cash Flow, Borrower agrees to pay to Agent for distribution to the Lenders in accordance with their respective Pro Rata Shares of the Reducing Revolver Commitments, the amount by which the aggregate outstanding Reducing Revolver Loans then exceeds the lesser of the then available aggregate Reducing Revolver Commitments or three hundred fifty percent (350%) of Borrower's most recent quarter-end Consolidated Proforma Operating Cash Flow. To the extent such sums have not been previously repaid pursuant to the preceding sentence, the entire outstanding and unpaid principal balance of the Reducing Revolver Loans shall be due and payable on October 4, 2001. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the amounts available under this Section 3.2.

                 (b) Each Lender shall record in its books and records, and prior to any transfer of its Reducing Revolver Note shall endorse on the schedules forming a part thereof, appropriate notations to evidence the date and amount of each Reducing Revolver Loan made by it during the Term hereof, whether such Reducing Revolver Loan is then a Prime Loan or a LIBOR Loan, and the date and amount of each payment of principal made by Borrower with respect thereto. Each Lender is hereby irrevocably authorized by Borrower so to endorse its Reducing Revolver Note and to attach to and make a part of any such Reducing Revolver Note a continuation of any such schedule as and when required; provided, however that the obligation of Borrower to repay each Reducing Revolver Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of any Lender to endorse or any mistake by any Lender in connection with endorsement on the schedules attached to their respective Reducing Revolver Notes. The books and records of each Lender (including, without limitation, the schedules attached to the Reducing Revolver Notes) showing the account between such Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

        3.3      Procedure for Borrowing.

                 (a) Revolving Credit Loan Advances. Subject to the terms and conditions hereof, Lenders shall cause the Revolving Credit Loans to be made to the Borrower at any time and from time to time during the Term hereof upon timely notice ("Borrowing Notice") to Agent, in writing signed by the authorized representative of the Borrower (including any such notice by facsimile transmission) or, if a Prime Loan is being requested, such Borrowing Notice may be oral provided it is promptly confirmed in writing signed by the authorized representative of the Borrower to Agent, specifying: (1) the desired amount of the new Revolving Credit Loan, (2) the applicable interest rate option being selected, (3) if a LIBOR Loan is requested, the Interest Period, which in no event shall extend beyond the last day of the Term hereof, and (4) the date on which the Loan proceeds are to be made available to the Borrower, which shall be a Business Day. Each Borrowing Notice must be received by Agent not later than 11:00 a.m. (St. Louis time) on the Business Day on which a Revolving Credit Loan being borrowed as a Prime Loan is to be made, and not later than 11:00 a.m. (St. Louis time) on the second Business Day prior to the Business Day on which a Revolving Credit Loan being borrowed as a LIBOR Loan is to be made. Upon receipt of a Borrowing Notice given to it, the Agent shall notify each Lender by 12:00 noon (St. Louis time) on the date of receipt of such Borrowing Notice by the Agent of the contents thereof and of such Lender's Pro Rata Share of such new Revolving Credit Loan. A Borrowing Notice, once issued, shall not be revocable by the Borrower. Not later than 2:00 p.m. (St. Louis time) on the date of each new Revolving Credit Loan, each Lender shall make available its Pro Rata Share of such Revolving Credit Loan, in federal or other funds immediately available in St. Louis, Missouri, to the Agent at its address specified in or pursuant to Section 10.7. Agent shall not be required to make any amount available to Borrower hereunder except to the extent it shall have received such amounts from the Lenders as set forth herein, provided, however, that unless the Agent shall have been notified by a Lender prior to the date a Revolving Credit Loan is to be made hereunder that such Lender does not intend to make its Pro Rata Share of such Revolving Credit Loan available to the Agent, the Agent may assume that such Lender has made such Pro Rata Share available to the Agent on such date, and the Agent may in reliance upon such assumption make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made such amount available to the Borrower, the Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on but excluding the date the Agent recovers such amount from the Lender at a rate per annum equal to the effective rate charged to the Agent for overnight federal funds transactions with member banks of the Federal Reserve System for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding day). Subject to the terms and conditions hereof, provided that Agent has received a timely Borrowing Notice, Agent shall (unless Agent determines that any applicable condition specified in Section 4 has not been satisfied) make the funds so received from the Lenders available to Borrower by wiring or otherwise transferring the proceeds of such Loan not later than 2:30 p.m. (St. Louis time) on the Business Day specified in said Borrowing Notice in accordance with any instructions for such disbursement received from the Borrower. The Borrower hereby authorizes Agent and Lenders to rely on telephonic, telegraphic, telecopy, telex or written instructions of any Person identifying himself or herself as a Person authorized to request a Revolving Credit Loan or to make a repayment hereunder, and on any signature which Agent or any of the Lenders believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such Person were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Revolving Credit Loans or making repayments hereunder unless such acceptance results from the gross negligence or willful misconduct of the Agent or a Lender, as determined by a court of competent jurisdiction. A Borrowing Notice shall not be required in connection with a Prime Loan pursuant to
Section 3.4(c).

                 (b) Reducing Revolver Loan Advances. Subject to the terms and conditions hereof, Lenders shall cause the Reducing Revolver Loans to be made to the Borrower at any time and from time to time during the Term hereof upon Borrower's application to Agent in writing signed by the authorized representative of the Borrower and received by Agent not later than 11:00 a.m. (St. Louis time) fifteen (15) Business Days prior to the date on which such Reducing Revolver Loan is being borrowed, specifying: (1) the target business to be acquired by Borrower in an Acceptable Acquisition with the proceeds of such Reducing Revolver Loan (which business must be in a similar line of business to Borrower and its Subsidiaries), (2) the affidavit of the President of Borrower attesting that the Acceptable Acquisition contemplated will not cause Borrower or any of its Subsidiaries to violate any provision of the Transaction Documents and including Borrower's financial projections showing that post-acquisition Borrower and its Subsidiaries will be in proforma compliance with the financial covenants set forth in Section 7.1(i) of this Agreement, (3) the desired amount of the new Reducing Revolver Loan, which shall not exceed the cash purchase price for the target business, and (4) the date on which the Loan proceeds are to be made available to the Borrower, which shall be a Business Day, and not later than two (2) Business Days prior to the date funding of any such requested Reducing Revolver Loan, Borrower shall further notify Agent in writing of: (A) the applicable interest rate option being selected, and (B) if a LIBOR Loan is requested, the Interest Period, which in no event shall extend beyond the last day of the Term hereof. Each application for a Reducing Revolver Loan hereunder shall include a copy of the letter of interest, purchase agreement or other documents signed by and between Borrower and the target business disclosing the terms of the Acceptable Acquisition. Reducing Revolver Loans made hereunder to fund Acceptable Acquisitions shall not require the prior written consent of the Agent or the Required Lenders except as required in subpart (c) of the definition of Acceptable Acquisition. A Reducing Revolver Loan requested to fund any Acceptable Acquisition shall be funded in a single advance. Upon receipt of an application for a Reducing Revolver Loan, the Agent shall deliver a copy of such information to each Lender on the date of receipt and shall notify each

Lender of such Lender's Pro Rata Share of such new Reducing Revolver Loan. An application for a Reducing Revolver Loan, once issued, shall not be revocable by the Borrower. Not later than 2:00 p.m. (St. Louis time) on the date of each new Reducing Revolver Loan, each Lender shall make available its Pro Rata Share of such Reducing Revolver Loan, in federal or other funds immediately available in St. Louis, Missouri, to the Agent at its address specified in or pursuant to
Section 10.7. Agent shall not be required to make any amount available to Borrower hereunder except to the extent it shall have received such amounts from the Lenders as set forth herein, provided, however, that unless the Agent shall have been notified by a Lender prior to the date a Reducing Revolver Loan is to be made hereunder that such Lender does not intend to make its Pro Rata Share of such Reducing Revolver Loan available to the Agent, the Agent may assume that such Lender has made such Pro Rata Share available to the Agent on such date, and the Agent may in reliance upon such assumption make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made such amount available to the Borrower, the Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on but excluding the date the Agent recovers such amount from the Lender at a rate per annum equal to the effective rate charged to the Agent for overnight federal funds transactions with member banks of the Federal Reserve System for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding day). Subject to the terms and conditions hereof, provided that Agent has received a timely application from Borrower as required in this
Section 3.3(b), Agent shall (unless Agent determines that any applicable condition specified in Sections 4.1 or 4.3 has not been satisfied) make the funds so received from the Lenders available to Borrower by wiring or otherwise transferring the proceeds of such Loan not later than 2:30 p.m. (St. Louis time) on the Business Day specified by Borrower in its application in accordance with any instructions for such disbursement received from the Borrower. The Borrower hereby authorizes Agent and Lenders to rely on telephonic, telegraphic, telecopy, telex or written instructions of any Person identifying himself or herself as a Person authorized to request a Loan or to make a repayment hereunder, and on any signature which Agent or any of the Lenders believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such Person were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Reducing Revolver Loans or making repayments hereunder unless such acceptance results from the gross negligence or willful misconduct of the Agent or a Lender as determined by a court of competent jurisdiction.

                 (c) Interest Rate Conversions. Subject to the terms and conditions hereof, Lenders shall permit the Borrower to convert outstanding Revolving Credit Loans or outstanding Reducing Revolver Loans from a Prime Loan to a LIBOR Loan or from a LIBOR Loan to a Prime Loan, and Lenders shall permit the Borrower to request a new Interest Period for any existing LIBOR Loan at the end of its then current Interest Period, upon timely notice ("Conversion Notice") to Agent, in writing signed by the authorized representative of the Borrower (including any such notice by facsimile transmission) specifying: (1) the amount of the outstanding Revolving Credit Loan or Reducing Revolver Loan being converted to a new interest rate basis, or the amount of the LIBOR Loan being continued as a LIBOR Loan for a new Interest Period, (2) the applicable interest rate option being selected, (3) if a LIBOR Loan is requested, the Interest Period, which in no event shall extend beyond the last day of the Term hereof, and (4) the effective date, which shall be a Business Day, and if pertaining to an existing LIBOR Loan, shall also be the last day of the then current Interest Period. Each Conversion Notice must be received by Agent not later than 11:00 a.m. (St. Louis time) on the Business Day on which a conversion to a Prime Loan is to be made, and not later than 11:00 a.m. (St. Louis time) on the second Business Day prior to the Business Day on which a conversion to a LIBOR Loan is to be made. Each Conversion Notice for extension of an existing LIBOR Loan for a new Interest Period must be received by Agent not later than 11:00 a.m. (St. Louis time) on the second Business Day prior to the last day of the then current Interest Period. Upon receipt of a Conversion Notice given to it, the Agent shall notify each Lender by 12:00 noon (St. Louis time) on the date of receipt of such Conversion Notice by the Agent of the contents thereof. Unless the Borrower shall have otherwise requested Agent to notify the Lenders to continue an existing LIBOR Loan for a new Interest Period in a timely Conversion Notice, upon the expiration of the current Interest Period any LIBOR Loan made in relation to such Interest Period and then outstanding shall bear interest at the Prime Rate plus Applicable Margin from and after the expiration of such Interest Period unless and until subsequently converted in accordance with the terms of this Section 3.3(c). A Conversion Notice shall not be revocable by the Borrower. Subject to the terms and conditions hereof, provided that Agent has received the timely Conversion Notice, Lenders shall (unless Agent determines that any applicable condition specified in Section 4 has not been satisfied) convert the interest rate on the portion of the outstanding Revolving Credit Loans or Reducing Revolver Loan, as the case may be, as directed by the Borrower in the Conversion Notice, or Lenders shall extend any LIBOR Loan for a new Interest Period as directed by the Borrower in the Conversion Notice, at 2:30 p.m. (St. Louis time) on the Business Day specified in said Conversion Notice; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of the Agent and the Lenders under Section 8 hereof, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Prime Loan into a LIBOR Loan. The Borrower hereby authorizes Agent and the Lenders to rely on telephonic, telegraphic, telecopy, telex or written instructions of any person identifying himself or herself as a Person authorized to request a conversion of a Revolving Credit Loan or Reducing Revolver Loan, as the case may be, or to continue a LIBOR Loan hereunder, and on any signature which Agent or any of the Lenders believe to be genuine, and the Borrower shall be bound thereby in the same manner as if such Person were actually authorized or such signature were genuine. The Borrower also hereby agrees to indemnify Agent and the Lenders and hold Agent and the Lenders harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for converting Revolving Credit Loans or Reducing Revolver Loans to a new interest rate basis or continuing LIBOR Loans hereunder unless such acceptance results from the gross negligence or willful misconduct of the Agent or a Lender as determined by a court of competent jurisdiction. A Conversion Notice shall not be required in connection with a Prime Loan pursuant to
Section 3.7, 3.8 or 3.9.

         3.4     Letters of Credit.

                 (a) Subject to the terms and conditions of this Agreement, during the Term of this Agreement, and so long as no Default or Event of Default under this Agreement has occurred and is continuing (provided, however, that Agent shall have no liability to any of the Lenders for issuing a Letter of Credit after the occurrence of any Default or Event of Default under this Agreement unless Agent has previously received notice in writing to Agent by Borrower or any of the other Lenders of the occurrence of such Default or Event of Default), Agent hereby agrees to issue irrevocable standby and commercial letters of credit for the account of Borrower (individually, a "Letter of Credit" and collectively, the "Letters of Credit") in an amount and for the term specifically requested by Borrower by application in writing to Agent in the form of Exhibit F in the case of a standby Letter of Credit or in the form of Exhibit G in the case of a commercial Letter of Credit, each as attached hereto and incorporated herein by reference (a "Letter of Credit Application") at least three (3) Business Days prior to the requested issuance thereof; provided, however, that:

                 (i) Borrower shall have executed and delivered to Agent a Letter of Credit Application with respect to such Letter of Credit;

                 (ii) the term of any such Letter of Credit shall not extend beyond the earlier of (A) the last day of the Term hereof, or
         (B) three hundred sixty-five (365) days from the issuance thereof, provided, however, that any such Letter of Credit may be renewable on terms satisfactory to the Agent; and

                 (iii) the aggregate undrawn face amount of all outstanding Letters of Credit shall not at any one time exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) and the aggregate undrawn face amount of all outstanding Letters of Credit plus the outstanding principal amount of all Revolving Credit Loans shall not at any one time exceed the lesser of (a) the Borrowing Base or (b) Twenty Million Dollars ($20,000,000.00); and

                 (iv) the text of any such Letter of Credit is provided to Agent no less than three (3) Business Days prior to the requested issuance date, which text must be acceptable to Agent in its sole and absolute discretion.

                 (b) The payment of drafts under each Letter of Credit shall be made in accordance with the terms thereof and, in that connection, Agent shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by Agent to be genuine. Agent shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing document that may be presented to it other than the duties contemplated by the applicable Letter of Credit Application. If Agent shall have received documents that in its judgment constitute all of the documents that are required to be presented before payment or acceptance of a draft under a Letter of Credit, it shall be entitled to pay such draft provided such documents conform on their face to the requirements of such Letter of Credit.

                 (c) In the event of any payment by Agent of a draft presented or accepted under a Letter of Credit, Borrower agrees to pay to Agent in immediately available funds at the time of such drawing an amount equal to the sum of such drawing plus Agent's negotiation, processing and other fees related thereto. Borrower hereby authorizes Agent to charge or cause to be charged Borrower's bank accounts at Agent to the extent there are balances of immediately available funds therein, in an amount equal to the sum of such drawing plus Agent's negotiation, processing and other fees related thereto, and Borrower agrees to pay the amount of any such drawing (and/or Agent's negotiation, processing and other fees related thereto) not so charged prior to the close of business of Agent on the day of such drawing. In the event any payment under a Letter of Credit is made by Agent prior to receipt of payment from Borrower, such payment by Agent shall constitute a request by Borrower for a Revolving Credit Loan as a Prime Loan under Section 3.1(a) above.

                 (d)(i) Borrower shall also pay to Agent, for its own account, with respect to each a Letter of Credit, a nonrefundable issuance fee in the amount of One Hundred Twenty-Five Dollars ($125.00) (the "Letter of Credit Issuance Fee"), which Letter of Credit Issuance Fee shall be due and payable on the date of issuance of each Letter of Credit, and such other fees as Agent may from time to time customarily charge in accordance with Agent's published schedule of fees in effect from time to time, which fees shall be due and payable on demand by Agent; and

                 (ii) Borrower shall pay to Agent for the ratable account of the Lenders with respect to each Letter of Credit for the period during which such Letter of Credit is outstanding, a nonrefundable Letter of Credit Commitment Fee in an amount per annum equal to the LIBOR Margin in effect for each such fiscal quarter (calculated on an actual day, 360-day year basis) times the face amount (taking into account any scheduled increases or decreases therein during the fiscal quarter in question) of each Letter of Credit issued hereunder ("Letter of Credit Commitment Fee"), which Letter of Credit Commitment Fee shall be due and payable initially within ten (10) days of the date hereof for all Letters of Credit outstanding on the date hereof and on the date of issuance for each Letter of Credit issued by Agent hereafter, in each case prorated for the remainder of the then current quarter, and such Letter of Credit Commitment Fee shall also be payable thereafter for all outstanding Letters of Credit quarterly in advance on each July 1, October 1, January 1 and April 1 during the Term hereof.

                 (e) Upon the issuance of a Letter of Credit by Agent, an undivided participation interest therein (including, without limitation, an undivided participation interest in the reimbursement risk relating to such Letter of Credit and in all payments and Revolving Credit Loans made in connection with such Letter of Credit) shall automatically be granted by Agent to and accepted by each of the other Lenders in an amount based on each such other Lender's Pro Rata Share of the face amount of such Letter of Credit, which participation shall be evidenced by a single Letter of Credit Participation Certificate executed by Agent in favor of such Lender in the form attached hereto as Exhibit H and incorporated herein by reference. Agent agrees to provide each Lender with a copy of each Letter of Credit issued hereunder. If

Agent shall make payment on any draft presented or accepted under a Letter of Credit, Agent shall give notice of such payment to the other Lenders, and each of the other Lenders hereby authorizes and requests Agent to advance for their respective accounts, pursuant to the terms hereof, their respective shares of any such payment based upon their respective Pro Rata Shares. If a Default has occurred hereunder and if such drawing is not paid by Borrower in immediately available funds prior to the close of business of Agent on the date of such drawing, Agent shall promptly so notify the other Lenders and each of the other Lenders agrees to immediately reimburse Agent in immediately available funds for its Pro Rata Share of the amount of such drawing, plus interest calculated on its Pro Rata Share of such amount at a rate per annum equal to the effective rate charged to the Agent for overnight federal funds transactions with member banks of the Federal Reserve System calculated from the date of such payment by Agent to but excluding the date of reimbursement by such other Lender and on an actual-day, 360-day year basis. Each of the other Lenders will be entitled to its Pro Rata Share of any Letter of Credit Commitment Fees paid by Borrower, but such other Lenders shall have no right to share in any Letter of Credit Issuance Fees or any other fees paid by Borrower to Agent in connection with any of the Letters of Credit.

                 (f) Notwithstanding any provision contained in this Agreement or any of the Letter of Credit Applications to the contrary, upon the occurrence of any Event of Default under this Agreement, at Agent's option and without demand or further notice to Borrower, an amount equal to the aggregate undrawn face amount of all Letter(s) of Credit then outstanding shall be deemed (as between Agent and Borrower) to have been paid or disbursed by Agent (notwithstanding that such amounts may not in fact have been so paid or disbursed by Agent), and which amount shall be immediately due and payable. In lieu of the foregoing, at the election of the Required Lenders upon the occurrence of any Event of Default under this Agreement, Borrower shall, upon the Required Lenders' demand, deliver to Agent cash, or other collateral acceptable to the Required Lenders in their sole and absolute discretion, having a value, as determined by the Required Lenders, at least equal to aggregate undrawn face amount of all outstanding Letters of Credit. Any such collateral and/or any amounts received by Agent for such Letters of Credit shall be held by Agent in a separate account at Agent appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Agent as collateral security for the payment of Borrower's Obligations hereunder. Cash amounts delivered to Agent pursuant to the foregoing requirements of this Section shall be invested, at the request and for the account of Borrower, in investments of a type and nature and with a term acceptable to the Required Lenders. Such amounts, including in the case of cash amounts invested in the manner set forth above, any interest realized thereon, may be applied to reimburse Agent and/or any of the Lenders for drawings or payments under or pursuant to the Letters of Credit which Agent has paid, or if no such reimbursement is required to the payment of such other of Borrower's Obligations as the Required Lenders shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section after the payment in full of all of Borrower's Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Agent's expenses, if any).

          3.5    Interest Rates and Payments.

                 (a) Each Revolving Credit Loan and Reducing Revolver Loan shall bear interest prior to maturity at a rate per annum equal to such of the following as the Borrower, at its option, shall select in accordance with
Section 3.3: (i) the Prime Rate plus Applicable Margin, which rate shall fluctuate as and when said Prime Rate or said Applicable Margin shall change, or (ii) the LIBOR Rate plus Applicable Margin, determined in the case of LIBOR Loans as of the date of the commencement of the applicable Interest Period. Accrued interest on all Prime Loans shall be payable quarterly in arrears on the first day of each calendar quarter, commencing on the first such date after such Loan is made. Accrued interest on all LIBOR Loans shall be payable in arrears on the last day of the Interest Period applicable to each such LIBOR Loan, and if any such Interest Period exceeds three months, all accrued and unpaid interest shall be due and payable on the date three months following the commencement of such Interest Period as well. In addition, all accrued interest on all Loans shall be payable on the last day of the Term hereof, whether by reason of acceleration or otherwise.

                 (b) After the occurrence of an Event of Default, the principal balance of and, to the extent permitted by law, any overdue interest on any Prime Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to Three and One-Fourth Percent (3.25%) over and above the Prime Rate, fluctuating as and when said Prime Rate shall change. After the occurrence of an Event of Default, the principal balance of and, to the extent permitted by law, any overdue interest on any LIBOR Loan shall bear interest, payable on demand, for each day during the applicable Interest Period until paid, at a rate per annum equal to the sum of Two Percent (2.00%) plus the LIBOR Rate plus Applicable Margin for such LIBOR Loan, and after the expiration of such Interest Period, such Loan shall thereafter bear interest at the default rate applicable to Prime Loans under the preceding sentence. From and after the maturity of the Notes, whether by reason of acceleration or otherwise, the unpaid principal balance of each Loan shall bear interest until paid, payable on demand, at a rate per annum equal to Three and One-Fourth Percent (3.25%) over and above the Prime Rate, fluctuating as aforesaid.

                 (c) Interest shall be computed with respect to all Loans on an actual day, 360-day year basis. Each LIBOR Loan shall be for a principal amount of Five Hundred Thousand Dollars ($500,000.00) or any larger multiple of Two Hundred Fifty Thousand Dollars ($250,000.00), the Borrower shall be permitted to have no more than eight (8) LIBOR Loans outstanding at any one time, whether such LIBOR Loans shall constitute Revolving Credit Loans or Reducing Revolver Loans.

                 (d) The Agent shall determine each interest rate applicable to the Loans hereunder as selected by Borrower pursuant to Section
3.3. The Agent shall give prompt notice to Borrower and the Lenders by telephone, telecopy, telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         3.6 Prepayment; Funding Losses. The Borrower shall be privileged to prepay all at any time or any portion from time to time of the unpaid principal balance of any Loan, provided, however, that any LIBOR Loan may be prepaid only at the expiration of the applicable

Interest Period. If the Borrower makes any payment with respect to any LIBOR Loan on any day other than the last day of the Interest Period applicable thereto (whether by reason of acceleration, a required prepayment under this Agreement or otherwise), or if the Borrower converts any LIBOR Loan or portion thereof to a Prime Loan on any day other than the last day of the Interest Period applicable thereto (whether by reason of Section 3.8, 3.9 or otherwise), or if the Borrower fails to borrow any LIBOR Loan after a request for such a Loan has been given to Agent pursuant hereto, the Borrower shall reimburse any of the Lenders on demand for any resulting losses and expenses incurred by any such Lender, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties, including loss of margin for the period after such payment or conversion, provided that such Lender shall have delivered to the Borrower a certificate, with supporting calculations, as to the amount of such losses and expenses, which certificate shall be conclusive in the absence of manifest error. All prepayments shall be applied solely to the payment of principal.

         3.7 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

                 (a) Deposits in dollars (in the applicable amounts) are not being offered to any Lender in the relevant market for such Interest Period, or

                 (b) Any Lender determines that the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost to such Lender of maintaining or funding the LIBOR Loans for such Interest Period, such Lender shall forthwith give notice thereof to the Borrower, which notice shall set forth in detail the basis for such notice, whereupon until such Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligations of the such Lender to make LIBOR Loans shall be suspended, and (b) the Borrower shall convert all of its then outstanding LIBOR Loans from such Lender on the last day of the then current Interest Period applicable to each such LIBOR Loan, to a Prime Loan of the same type (i.e., as a Reducing Revolver Loan or a Revolving Credit Loan) in an equal principal amount. Interest accrued on such LIBOR Loan prior to such conversion shall be due and payable on the date of such conversion.

         3.8 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency shall make it unlawful or impossible for such Lender to make, maintain or fund its LIBOR Loans to the Borrower, such Lender shall forthwith give notice thereof to the Borrower. Upon receipt of such notice, the Borrower shall convert all of their then outstanding LIBOR Loans from such Lender on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if such Lender may lawfully continue to maintain and fund such LIBOR Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Loan to such day, to a Prime Loan of the same type (i.e., as a Reducing Revolver Loan or a Revolving Credit Loan) in an equal principal amount. Interest accrued on such LIBOR Loan prior to such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 3.6.

         3.9     Increased Cost.

                 (a) If (i) Regulation D of the Board of Governors of the Federal Reserve System, as amended, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency (a "Regulatory Change"):

                 (i) shall subject any such Lender to any tax, duty or other charge with respect to its LIBOR Loans, the Notes or the obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any such Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of such Lender); or

                 (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any such Lender or shall, with respect to such Lender impose, modify or deem applicable any other condition affecting such Lender's LIBOR Loans, the Notes or such Lender's obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of the Notes with respect thereto, by an amount deemed by such Lender to be material, and if such Lender is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to "LIBOR Reserve Percentage" in the calculation of the LIBOR Rate, then upon notice by such Lender to the Borrower, which notice shall set forth such Lender's supporting calculations and the details of the Regulatory Change, the Borrower shall pay such Lender, as additional interest, such additional amount or amounts as will compensate Lenders for such increased cost or reduction. The determination by any Lender under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Lenders may use any reasonable averaging and attribution methods.

                 (b) If any Lender demands compensation under this Section, the Borrower may at any time, upon at least one (1) Business Day's prior notice to such Lender, convert their then outstanding LIBOR Loans to Prime Loans of the same type (i.e., as a Reducing Revolver Loan or a Revolving Credit Loan) in an equal principal amount. Interest accrued on such LIBOR Loan prior to such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 3.6.

         3.10 Prime Loans Substituted for Affected LIBOR Loans. If notice has been given by any Lender pursuant to Section 3.7 or 3.8 or by the Borrower pursuant to Section 3.9 requiring LIBOR Loans to be repaid or converted, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment or conversion no longer apply, all Loans which would otherwise be made by such Lender to the Borrower as LIBOR Loans shall be made instead as Prime Loans. Any such Lender shall notify the Borrower if and when the circumstances giving rise to such repayment no longer apply. All indemnities and all provisions relating to reimbursement to any Lender of amounts sufficient to protect the yield to such Lender with respect to the Loans, including, without limitation, Sections 3.6, 3.7, 3.8 and 3.9 hereof, shall survive the payment of the Notes and the termination of this Agreement.

         3.11 Place and Manner of Payment. Both principal and interest on the Loans and all fees due hereunder and under any of the other Transaction Documents payable to any Lender shall be paid in lawful currency of the United States, in federal or other immediately available funds, at Agent's banking office at 721 Locust Street, St. Louis, Missouri 63101. The Agent will promptly distribute to each Lender in immediately available funds its ratable share of each such payment received by the Agent pursuant to the terms of this Agreement for the account of such Lenders. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, except as required by clauses (iii) or (iv) of the definition of Interest Period. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

         3.12 Termination or Reduction of Revolving Credit Commitments and Reducing Revolver Commitments. The Borrower may, upon one (1) Business Day's prior written notice to Agent, terminate entirely at any time, or proportionately reduce from time to time on a pro rata basis among the Lenders based on their respective Revolving Credit Commitments or Reducing Revolver Commitments, as the case may be, by an aggregate amount of $500,000.00 or any larger multiple of $100,000.00, the unused portions of the Revolving Credit Commitments and/or the Reducing Revolver Commitments as specified by Borrower in such notice to Agent; provided, however, that (i) at no time shall the Revolving Credit Commitments be reduced to a figure less than the total of the outstanding principal amount of all Revolving Credit Loans plus the face amount of all outstanding Letters of Credit, (ii) at no time shall the Revolving Credit Commitments be reduced to a figure greater than zero but less than $500,000.00, (iii) at no time shall the Reducing Revolver Commitments be reduced to a figure less than the total of the outstanding principal amount of all Reducing Revolver Loans, (iv) at no time shall the Reducing Revolver Commitments be reduced to a figure greater than zero but less than $500,000.00, and (v) any such termination or reduction shall be permanent and the

Borrower shall have no right to thereafter reinstate or increase, as the case may be, the Revolving Credit Commitment or the Reducing Revolver Commitment, as the case may be, of any Lender.

         3.13 Facility Fee. The Borrower shall pay to Agent on the date hereof a nonrefundable Facility Fee (the "Facility Fee") in the amount agreed to in that certain commitment letter from Agent to Borrower dated August 19, 1996.

         3.14 Commitment Fee. From the date hereof to but excluding the last day of the Term hereof, the Borrower shall pay to the Agent, for distribution to the Lenders in accordance with their Pro Rata Shares, a quarterly nonrefundable commitment fee equal to (a) One-Fourth of One Percent (.25%) per annum for all fiscal quarters ending on or before March 31, 1997, or
(b) the percentage per annum equal to the then current Applicable Margin for all times after March 31, 1997, multiplied by the average daily unused portion of the Total Revolving Credit Commitment, plus (y) the average daily unused portion of the aggregate Reducing Revolver Commitments. The unused Total Revolving Credit Commitment shall be calculated as (i) the sum of the amounts each day during any such fiscal quarter equal to the Total Revolving Credit Commitment minus (x) the outstanding principal balance of all Revolving Credit Loans, and (y) the face amount of all issued and outstanding Letters of Credit on each such day, divided by (ii) 90, or by such lesser number of days in any partial fiscal quarter for which such Revolving Credit Commitment was available. The unused portion of the aggregate Reducing Revolver Commitments shall be calculated as (i) the sum of the amounts each day during any such fiscal quarter equal to the aggregate Reducing Revolver Commitments minus the outstanding principal balance of all Reducing Revolver Loans on each such day, divided by (ii) 90, or by such lesser number of days in any partial fiscal quarter for which such Reducing Revolver Commitment was available. Such commitment fee shall be payable quarterly in arrears on each April 1, July 1, October 1 and January 1 during the Term hereof and on the last day of the Term hereof, and shall be calculated on an actual day, 360-day year basis.

         3.15 Maturity. All principal, interest and other amounts outstanding with respect to the Revolving Credit Loans and the Reducing Revolver Loans which are not paid prior thereto shall be due and payable on the last day of the Term hereof, whether by reason of the expiration thereof, acceleration or otherwise.

         3.16    Voluntary Prepayments.

                 (a) Borrower may, upon notice to Agent specifying that it is paying its Prime Loans and specifying whether it is paying a portion of its Reducing Revolver Loans and/or its Revolving Credit Loans, pay its Prime Loans in whole at any time, or from time to time in part in amounts aggregating $10,000.00 or any larger multiple of $10,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment; provided, however, that in no event may the Borrower make a partial payment of Prime Loans which results in the total outstanding Revolving Credit Loans which are Prime Loans being greater than zero but less than $10,000.00.

                 (b) Borrower may, upon at least two (2) Business Day's notice to Agent specifying that it is paying LIBOR Loans and specifying whether it is paying a portion of the Reducing Revolver Loans and/or its Revolving Credit Loans, pay on the last day of any Interest Period its LIBOR Loans to which such Interest Period applies, in whole, or in part in amounts aggregating $100,000.00 or any larger multiple of $50,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment; provided, however, that in no event may the Borrower make a partial payment of LIBOR Loans which results in the total outstanding LIBOR Loans which constitute a portion of the Reducing Revolver Loans with respect to which a given Interest Period applies or the total outstanding LIBOR Loans which are Revolving Credit Loans with respect to which a given Interest Period applies being greater than zero but less than $500,000.00.

                 (c) Upon receipt of a notice of payment pursuant to this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender's Pro Rata Share of such payment and such notice shall not thereafter be revocable by Borrower.

         3.17 Discretion of Lender as to Manner of Funding. Notwithstanding any provision contained in this Agreement to the contrary, each of the Lenders shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Lender's funding losses and expenses under Section 3.6) shall be made as if such Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Rate. Each Lender may, at its option, elect to make, fund or maintain its Loans hereunder at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to
Section 10.12 hereof or at such other of its branches or offices as such Lender may from time to time elect, provided that the Borrower shall not be required to reimburse any Lender under any of the provisions of Section 3.6 for any cost which such Lender would not have incurred but for changing its lending or funding branch unless Borrower consents to such change.

SECTION 4.  PRECONDITIONS TO LOANS.

            4.1 Initial Reducing Revolver Loan and Initial Revolving Credit Loan or Letter of Credit. Notwithstanding any provision contained herein to the contrary, Lenders shall have no obligation to make any Loan hereunder, and Agent shall have no obligation to issue any Letter of Credit, unless Agent and Lenders shall have received no later than December 31, 1996 the following:

                 (a)      This Agreement and the Notes, each executed by a duly
                   authorized officer of the Borrower;

                 (b) The Security Agreement, financing statements, motor vehicle title lien applications and such other documents as Agent may reasonably require under Section 5.1, each executed by a duly authorized officer of the Borrower;

                 (c) The Subsidiary Guaranties executed and delivered by a duly authorized officer of each of the respective Subsidiaries of Borrower in existence on the date hereof;

                 (d) The Subsidiary Security Agreements, financing statements, motor vehicle title lien applications and such other documents as Agent may reasonably require under Section 5.4, each executed by a duly authorized officer of each of the respective Subsidiaries of Borrower;

                 (e) The Trademark Assignment and such other documents as Agent may reasonably require under Section 5.2, each executed by a duly authorized officer of the Borrower required to execute such agreement;

                 (f) The Pledge Agreement, together with such collateral schedules, Reg. U-1 affidavits, stock powers (signed in blank) and other documents as Agent may reasonably require under Section 5.3, each executed by a duly authorized officer of the Borrower;

                 (g)      The policies or certificates of insurance required by
Section 7.1(d) herein;

                 (h) A copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment and the other Transaction Document to be executed by Borrower, certified by the President and Secretary of Borrower;

                 (i) A copy of resolutions of the Boards of Directors of each of the Subsidiaries, each duly adopted, authorizing the execution, delivery and performance by each such Subsidiary of its Subsidiary Guaranty, its Subsidiary Security Agreement and any other Transaction Documents to be executed by such Subsidiary, certified by the Vice President and Assistant Secretary, respectively, of such Subsidiary;

                 (j) Copies of the Articles of Incorporation of Borrower and each of its Subsidiaries, including any amendments thereto, certified by the Secretary of State of each of their respective states of incorporation;

                 (k) A copy of Borrower's Bylaws and copies of the Bylaws of each of Borrower's Subsidiaries, including amendments thereto, certified respectively by the corporate Secretary of Borrower and each such Subsidiary;

                 (l) Incumbency certificates, executed respectively by the Secretaries of the Borrower and of each Subsidiary of the Borrower, which shall identify by name and title and bear the signatures of all of the officers of the Borrower or each such Subsidiary executing any of the Transaction Documents;

                 (m) A certificate of corporate good standing of Borrower and each of its Subsidiaries issued by the Secretary of State of their respective states of incorporation;

                 (n) An opinion of counsel of Wright, Lindsey & Jennings, independent counsel to the Borrower and its Subsidiaries, in the form of Exhibit D attached hereto and incorporated herein by reference;

                 (o) Evidence satisfactory to Agent and each of the Lenders that Borrower has acquired and presently holds all of the outstanding voting capital stock of each of the Founding Companies as that term is defined in Borrower's Form S-1 filed with the Securities and Exchange Commission on July 3, 1996;

                 (p) Evidence satisfactory to Agent and each of the Lenders that Borrower has completed its initial public offering of its common stock and has received net proceeds from such initial public offering of not less than $35,000,000.00, a portion of which shall have been used to repay in full all of the outstanding borrowed money indebtedness of each of the Founding Companies;

                 (q)      The initial Borrowing Base Certificate required by
Section 3.1(c);

                 (r) The Borrowing Notice required by Section 3.3(a) and/or the initial application for Reducing Revolver Loan required by Section 3.3(b);

                 (s) Such other agreements, documents, instruments and certificates as Agent or Lenders may reasonably request.

       4.2 Subsequent Revolving Credit Loans. Notwithstanding any provision contained herein to the contrary, Lenders shall have no obligation to make any subsequent Revolving Credit Loan hereunder, and Agent shall have no obligation to issue any subsequent Letter of Credit under any Letter of Credit Application, unless:

                 (a) Agent and each of the Lenders shall have received a current Borrowing Base Certificate as required by Section 3.1(c);

                 (b) Agent shall have received a Borrowing Notice or Conversion Notice for such Loan as required by Section 3.3, or the Letter of Credit Application as required by Section 3.4;

                 (c) On the date of and immediately after such Loan, Loan conversion or Letter of Credit issuance, no Default or Event of Default under this Agreement shall have occurred and be continuing; and

                 (d) On the date of and immediately after such Loan, Loan conversion or Letter of Credit issuance, no material adverse change in the business, financial position or results of operations of the Borrower or any of its Subsidiaries shall have occurred since the date of this Agreement and be continuing; and

                 (e) All of the representations and warranties of the Borrower contained in this Agreement shall be true and correct on and as of the date of such Loan, Loan conversion or Letter of Credit issuance as if made on the date of such Loan, the date of such Loan conversion or the issuance date of such Letter of Credit, as the case may be.

         Each request for a Loan, for conversion of a Loan or application for a Letter of Credit by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan, Loan conversion or Letter of Credit issuance as to the facts specified in clauses
(c), (d) and (e) of this Section 4.2.

         4.3 Subsequent Reducing Revolver Loans. Notwithstanding any provision contained herein to the contrary, Lenders shall have no obligation to make any subsequent Reducing Revolver Loan hereunder unless:

                 (a) Agent and each of the Lenders shall have received the current quarter-end financial statements and compliance certificate as required by Sections 7.1(a)(ii) and (iii);

                 (b) Agent shall have received a complete application for such Reducing Revolver Loan as required by Section 3.3(b);

                 (c) Any Subsidiary created or acquired by Borrower in connection with the Acceptable Acquisition which is to be funded with the proceeds of such Reducing Revolver Loan shall have executed and delivered:

                 (i) A Subsidiary Guaranty executed and delivered by a duly authorized officer of such new Subsidiary of Borrower;

                 (ii) A Subsidiary Security Agreement, financing statements, motor vehicle title lien applications and such other documents as Agent may reasonably require, each executed by a duly authorized officer of such new Subsidiary;

                 (iii) A copy of resolutions of the Board of Directors of such new Subsidiary, duly adopted, authorizing the execution, delivery and performance by such Subsidiary of its Subsidiary Guaranty, its Subsidiary Security Agreement and any other Transaction Documents to be executed by such Subsidiary, certified by the President and Secretary of such Subsidiary;

                 (iv) A copy of the Articles of Incorporation of such new Subsidiary, certified by the Secretary of State of its state of incorporation;

                 (v) A copy of the Bylaws of such new Subsidiary, certified by the corporate Secretary of such Subsidiary;

                 (vi) An incumbency certificate, executed by the Secretary of such new Subsidiary, which shall identify by name and title and bear the signatures of all of the officers of such Subsidiary executing any of the Transaction Documents;

                 (vii) A certificate of corporate good standing of such Subsidiary, issued by the Secretary of State of its state of incorporation; and

                 (viii) An opinion of counsel of Wright, Lindsey & Jennings, independent counsel to the Borrower and such Subsidiary in form and substance satisfactory to Agent and the Lenders.

                 (d) Borrower shall have delivered to Agent for the benefit of each of the Lenders, the original stock certificate of such newly created or acquired Subsidiary, together with such collateral schedules, stock powers, Regulation U-1 affidavits and other documents Agent may reasonably require;

                 (e) On the date of and immediately after such Reducing Revolver Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;

                 (f) On the date of and immediately after such Reducing Revolver Loan, no material adverse change in the business, financial position or results of operations of the Borrower or any of its Subsidiaries shall have occurred since the date of this Agreement and be continuing;

                 (g) All of the representations and warranties of the Borrower contained in this Agreement, including any pertaining to the new Subsidiary created or acquired as a result of the Acceptable Acquisition, shall be true and correct on and as of the date of such Reducing Revolver Loan, as if made on the date of such Reducing Revolver Loan.

         Each request for a Reducing Revolver Loan by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Reducing Revolver Loan as to the facts specified in clauses (e), (f) and (g) of this Section 4.3.

SECTION 5.  COLLATERAL.

         5.1 Security Agreement. In order to secure the payment when due of the Borrower's Obligations, the Borrower shall convey to Agent for the benefit of each of the Lenders a security interest in, among other things, all of the Property of the Borrower described on Schedule 5 attached hereto and incorporated herein by reference, which security interest shall be a first and prior interest in all such items except for those Uniform Commercial Code security interests described on Schedule 6.11 attached hereto. Said security interest shall be evidenced by a Security Agreement dated the date hereof and executed by the Borrower in favor of Agent for the benefit of each of the Lenders in form and substance acceptable to Agent (as the same may from time to time be amended, the "Security Agreement"). The Borrower further covenants and agrees to execute and deliver to Agent for the benefit of each of the Lenders any and all financing statements, continuation statements and such other documentation as may be requested by Agent from time to time in order to create, perfect and continue said security interests. Upon demand, the Borrower shall pay all legal and filing fees and expenses incurred by Agent in the preparation of the foregoing documents and perfection of the security interests contemplated thereby. Lenders shall have no obligation to make any Loan or convert the interest rate on any Loan hereunder unless and until the Borrower has fully satisfied these requirements.

        5.2 Trademark Assignment. In order to further secure the payment when due of the Borrower's Obligations, the Borrower shall convey to Agent for the benefit of each of the Lenders a security interest in and collateral assignment of, among other things, all of the existing and future trademarks and trademark applications of Borrower, which security interest and collateral assignment shall be a first and prior interest in all such items except for those security interests described on Schedule 6.11 attached hereto. Said security interest and collateral assignment shall be evidenced by Trademark Collateral Assignment and Security Agreement dated the date hereof and executed by the Borrower in favor of Agent for the benefit of each of the Lenders in form and substance acceptable to Agent (as the same may from time to time be amended, the "Trademark Assignment"). The Borrower further covenants and agrees to execute and deliver to Agent for the benefit of each of the Lenders any and all amendments and exhibits thereto for any future trademarks and trademark applications filed by Borrower and such other documentation as may be requested by Agent from time to time in order to create, perfect and continue said security interests. Upon demand, the Borrower shall pay all legal and filing fees and expenses incurred by Agent in the preparation of the foregoing documents and perfection of the security interests contemplated thereby. Lenders shall have no obligation to make any Loan or convert the interest rate on any Loan hereunder unless and until the Borrower has fully satisfied these requirements.

       5.3 Pledge Agreement. In order to further secure the payment when due of the Borrower's Obligations, the Borrower shall pledge to Agent for the benefit of each of the Lenders all of the issued and outstanding capital stock of each present Subsidiary of the Borrower, and if any such Subsidiary is created or acquired subsequent to the date hereof, on the date of any such acquisition or formation, Borrower shall pledge and deliver to Agent for the benefit of each of the Lenders all of the issued and outstanding stock of any such future Subsidiary. Said pledge is more fully described and evidenced by that certain General Pledge and Security Agreement dated of even date herewith and executed by the Borrower in favor of Agent for the benefit of each of the Lenders (as the same may from time to time be amended, modified, extended or renewed, the "Pledge Agreement"). The Borrower covenants and agrees to execute any and all collateral schedules, stock powers, Reg. U-1 affidavits and such other documents as may from time to time be requested by Agent or any Lender in order to create, perfect and maintain the pledge created by the Pledge Agreement and to deliver all original stock certificates for any such present or future Subsidiaries. Upon demand, the Borrower shall pay to Agent or to any other party designated by Agent, all filing fees or transfer fees incurred by Agent in the perfection and administration of the pledge contemplated hereby. Lenders shall have no obligation to make any Loan hereunder or to convert any Loan hereunder to a new interest rate basis unless and until the Borrower has fully satisfied these requirements.

         5.4 Subsidiary Security Agreement. In order to secure the payment when due of the Borrower's Obligations as guaranteed under each of the respective Subsidiary Guaranties, the Borrower shall cause each Subsidiary to convey to Agent for the benefit of each of the Lenders a security interest in, among other things, all of the Property of each such Subsidiary similar to that described on Schedule 5 attached hereto and incorporated herein by reference, which security interest shall be a first and prior interest in all such items except for those Uniform Commercial Code security interests consented to by Agent and the Required Lenders. Said security interest shall be evidenced by a Subsidiary Security Agreement dated the date hereof and executed, respectively, by each such Subsidiary in favor of Agent for the benefit of each of the Lenders in form and substance acceptable to Agent (as the same may from time to time be amended, the "Subsidiary Security Agreements"). The Borrower further covenants and agrees to cause each of its Subsidiaries to execute and deliver to Agent for the benefit of each of the Lenders any and all financing statements, continuation statements and such other documentation as may be requested by Agent from time to time in order to create, perfect and continue said security interests. Upon demand, the Borrower shall pay all legal and filing fees and expenses incurred by Agent in the preparation of the foregoing documents and perfection of the security interests contemplated thereby. Lenders shall have no obligation to make any Loan hereunder or convert the interest rate on any Loan hereunder unless and until the Borrower and each of its Subsidiaries have fully satisfied these requirements.

SECTION 6.  REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants to Agent and Lenders that:

         6.1 Corporate Existence and Power. Borrower: (a) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate powers and all governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, financial condition or operations.

         6.2 Authorization. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment and the other Transaction Documents are within the corporate powers of Borrower, and have been duly authorized by all necessary action of the board of directors of said corporation.

         6.3 Binding Effect. This Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment and the other Transaction Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights in general.

         6.4 Financial Statements. The Borrower has furnished Agent and the Lenders with the following financial statements, identified by the principal financial officer of the Borrower: (1) the balance sheets and corresponding statements of income, retained earnings and cash flows of each of the Founding Companies dated as of December 31, 1995, all audited by the respective independent certified public accountants for each such Founding Company, which financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and a Borrower prepared consolidated balance sheet and consolidated statements of income, retained earnings and cash flows of all such Founding Companies as of December 31, 1995, which consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied; and (2) an unaudited consolidated balance sheet and consolidated statements of income, retained earnings and cash flows of the Founding Companies as of June 30, 1996, certified by the principal financial officer of the Borrower as being true and correct to the best of his knowledge and as being prepared in accordance with the Borrower's normal accounting procedures. The Borrower further represents and warrants to Agent and each of the Lenders that: (1) said balance sheets and their accompanying notes fairly present the condition of the Founding Companies as of the dates thereof; (2) there has been no material adverse change in the condition or operation, financial or otherwise, of any of the Founding Companies since June 30, 1996; and (3) neither the Borrower nor any Founding Company has any direct or contingent liabilities which are not disclosed on said financial statements.

         6.5 Litigation. Except as disclosed on Schedule 6.5 attached hereto, there is no action or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary of the Borrower before any court, arbitrator or any governmental, regulatory or administrative body, agency or official which could result in any material adverse change in the condition or operation, financial or otherwise, of the Borrower or any Subsidiary of the Borrower, and neither the Borrower nor any Subsidiary of the Borrower is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency or official, a default under which could have a material adverse effect on the condition or operation, financial or otherwise, of the Borrower or any Subsidiary of the Borrower.

         6.6 Pension and Welfare Plans. Each Pension Plan complies with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither the Borrower nor any ERISA Affiliate nor any Subsidiary of the Borrower has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower of any material liability, fine or penalty; and neither the Borrower nor any ERISA Affiliate nor any Subsidiary of the Borrower is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on Schedule 6.6 attached hereto, neither the Borrower nor any Subsidiary of the

Borrower has any contingent liability with respect to any "employee welfare benefit plan", as such term is defined in Section 3(a) of ERISA, which covers retired employees and their beneficiaries.

         6.7 Tax Returns and Payment. The Borrower and each Subsidiary of the Borrower has filed all federal, state and local income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary of the Borrower, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect and except for such taxes, if any, as are being contested in good faith by appropriate proceedings being diligently conducted and as to which adequate reserves in accordance with generally accepted accounting principles consistently applied have been provided. The charges, accruals and reserves on the books of the Borrower and each Subsidiary of the Borrower in respect of any taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         6.8     Subsidiaries.  The Borrower's Subsidiaries are as listed in
Schedule 6.8 attached hereto, which schedule sets forth each such Subsidiary's past and present names, their current principal places of business and all locations of any inventory or equipment owned by such Subsidiaries.

         6.9 Compliance With Other Instruments; None Burdensome. Neither the Borrower nor any Subsidiary of the Borrower is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, Property or financial condition and which is not disclosed on the Borrower's financial statements heretofore submitted to Agent and the Lenders; none of the execution and delivery by the Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or any of the provisions of Borrower's Articles of Incorporation or Bylaws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which the Borrower is a party or subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of Agent for the benefit of Lenders pursuant to the Transaction Documents). No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

         6.10    Other Loans and Guarantees.  Except as disclosed on Schedule
6.10 attached hereto, neither the Borrower nor any Subsidiary of the Borrower is a party to any loan transaction or Guarantee.

         6.11 Title to Property. The Borrower, and each Subsidiary of the Borrower, is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for the Borrower or such Subsidiary of the Borrower to conduct its business. Neither the Borrower nor any Subsidiary of the Borrower has signed any financing statements, security agreements or chattel mortgages with respect to any of its Property, has granted or permitted any Liens with respect to any of its Property or has any knowledge of any Liens with respect to any of its Property, except in favor of Agent for the benefit of Lenders or as otherwise disclosed on Schedule 6.11 attached hereto.

         6.12 Multi-Employer Pension Plan Amendments Act of 1980. Neither the Borrower nor any Subsidiary of the Borrower is a party to any Multiemployer Plan.

         6.13 Patents, Licenses, Trademarks, Etc. The Borrower, and each Subsidiary of the Borrower, possesses all necessary patents, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business without conflict with any patent, license, trademark, trade name or copyright of any other Person.

         6.14 Environmental and Safety and Health Matters. Except as disclosed on Schedule 6.14 attached hereto: (i) the operations of the Borrower and each Subsidiary of the Borrower comply with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws;
(ii) none of the operations of the Borrower or any Subsidiary of the Borrower is subject to any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (iii) none of the operations of the Borrower or any Subsidiary of the Borrower is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to (A) any spillage, disposal or release into the environment of any Hazardous Material or any other hazardous, toxic or dangerous waste, substance or constituent or other substance, or (B) any unsafe or unhealthful condition at any premises of the Borrower or such Subsidiary of the Borrower; (iv) neither the Borrower nor any Subsidiary of the Borrower has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or any other hazardous, toxic or dangerous waste, substance or constituent or other substance or (B) any unsafe or unhealthful condition at any premises of the Borrower or such Subsidiary of the Borrower; and (v) neither the Borrower nor any Subsidiary of the Borrower has any known contingent liability in connection with (A) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or any other hazardous, toxic or dangerous waste, substance or constituent or other substance or (B) any unsafe or unhealthful condition at any premises of the Borrower or such Subsidiary of the Borrower.

         6.15 Other Corporate or Fictitious Names. The Borrower has not, during the preceding five (5) years, been known by or used any corporate or fictitious name other than "StaffMark, Inc." or "One Source Staffing, Inc.," and no Subsidiary of Borrower has used any such other corporate or fictitious name during the preceding five (5) years other than those listed in Schedule
6.15 attached hereto.

SECTION 7.  COVENANTS.

            7.1 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, so long as Lenders have any obligation to make any Loan hereunder or any of the Borrower's Obligations remain unpaid or any Letter of Credit remains outstanding:

                 (a) Information. The Borrower will deliver to Agent and each of the Lenders:

                 (i) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, the consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with generally accepted accounting principles consistently applied and audited by independent certified public accountants selected by the Borrower and acceptable to Agent, together with (1) the unqualified opinion of such accountants (except with respect to consistency qualifications arising from new accounting principles), and (2) a letter from such accountants authorizing Agent and Lenders to receive and rely on such audited financial statements of Borrower as if in privity of contract with such accountants or such other agreement of normal acceptance in the accounting profession as may be used in the future to permit lenders to rely on financial statements of a borrower in making credit decisions;

                 (ii) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form, the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year and the figures for such quarter and such portion of Borrower's current fiscal year from Borrower's budget for such year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the principal financial officer of Borrower;

                 (iii) Simultaneously with the delivery of each set of quarter-end and fiscal year-end financial statements referred to in clauses (i) and (ii) above, a certificate of the principal financial officer of Borrower in the form attached hereto as Exhibit E and incorporated herein by reference;

                 (iv) Promptly upon receipt thereof, any reports submitted to the Borrower or any Consolidated Subsidiary of the Borrower (other than reports previously delivered pursuant to Sections 7.1(a)(i) and (ii) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Consolidated Subsidiary of the Borrower;

                 (v) On the last day of each February, April, June, August, October and December during the Term hereof, a report of any and all openings, closings or other changes of any places of business of the Borrower or any Subsidiary of the Borrower or any location of any of the Collateral which have been made since the last such report made by Borrower to Agent under this Section 7.1(a)(v);

                 (vi) Promptly upon any filing thereof, and in any event within ten (10) days after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on form S-8 or its equivalent) and annual, quarterly or monthly reports which Borrower shall file with the Securities and Exchange Commission;

                 (vii) Promptly upon the mailing thereof to the shareholders of Borrower generally, and in any event within ten (10) days after such mailing, copies of all financial statements, reports, proxy statements and other material and information so mailed;

                 (viii) Within ninety (90) days of the beginning of each fiscal year of the Borrower, the Borrower's annual budget and quarterly projections for such fiscal year; and

                 (ix) With reasonable promptness, such further information regarding the business, affairs and/or financial condition of Borrower or any Subsidiary of Borrower as Agent or any of the Lenders may from time to time reasonably request.

         Agent and each of the Lenders are hereby authorized to deliver a copy of any financial statement or other information made available by the Borrower to any regulatory authority having jurisdiction over Agent or any such Lender, pursuant to any request therefor.

                 (b) Payment of Indebtedness. The Borrower and each Subsidiary of the Borrower will (i) pay any and all Indebtedness payable or Guaranteed by the Borrower or such Subsidiary of the Borrower, as the case may be, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Indebtedness or Guarantee and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon the Borrower or such Subsidiary of the Borrower, as the case may be, by any and all agreements, documents and instruments evidencing, securing or otherwise relating to such Indebtedness or Guarantee.

                 (c) Consultations and Inspections. The Borrower will permit, and will cause each Subsidiary of the Borrower to permit, Agent and Lenders (and any Person appointed by Agent or any of the Lenders to whom the Borrower does not reasonably object) to discuss the affairs, finances and accounts of the Borrower and each Subsidiary of the Borrower with the officers of the Borrower and each Subsidiary of the Borrower, all at such reasonable times and as often as Agent or any of the Lenders may reasonably request. The Borrower will also permit, and will cause each Subsidiary of the Borrower to permit, inspection of its Properties, books and records and the Collateral by Agent and Lenders, upon reasonable advance notice, during normal business hours or at other reasonable times. The Borrower will also permit, and will cause each Subsidiary of the Borrower to permit, Agent and Lenders to conduct Accounts field inspections at such times during reasonable business hours as Agent or any of the Lenders elects, and without the necessity of advance warning to the Borrower or any such Subsidiary. Prior to the occurrence of an Event of Default, Borrower shall pay all reasonable costs and expenses incurred by Agent and the Lenders for one such inspection in each fiscal year (not to exceed $15,000.00 in any fiscal year for inspections conducted prior to an Event of Default), provided, that after the occurrence of an Event of Default, Borrower shall pay all reasonable costs and expenses incurred by Agent or any such Lender in connection with any such inspections. The Borrower further agrees to reimburse to Agent and the Lenders the actual costs and expenses incurred by Agent or any of the Lenders in connection with its up front collateral inspection conducted prior to closing by Agent or any of the Lenders, whether Agent or any such Lender shall have used its own auditors or shall contract for such audit services through a third party.

                 (d) Payment of Taxes; Corporate Existence; Maintenance of Properties; Maintenance of Collateral; Insurance. The Borrower and each Subsidiary of the Borrower will:

                 (i) Duly file all federal, state and local income tax returns and all other tax returns and reports of the Borrower and each Subsidiary of the Borrower which are required to be filed and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its income, Property or assets; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount satisfactory to Agent in its reasonable discretion have been provided, except that the Borrower and each Subsidiary of the Borrower shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner satisfactory to Agent;

                 (ii) Do all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchise and to be duly qualified to do business in all jurisdictions where the nature of its business requires such qualification;

                 (iii) Maintain and keep its Properties as a whole in good repair, working order and condition; provided, however, that nothing in this subsection (iii) shall prevent any abandonment of any Property which is not disadvantageous in any material respect to Lenders and which, in the good faith opinion of the management of the Borrower, is in the best interests of the Borrower or such Subsidiary of the Borrower, as the case may be;

                 (iv) Keep all of the Collateral in good and merchantable condition, and will, as applicable, shelter, store, secure, refrigerate, process and otherwise deal with the Collateral in accordance with the standards and practices adhered to generally by owners, bailees or processors, as applicable, of like properties; and

                 (v) Insure with financially sound and reputable insurers acceptable to Lenders, all Property of the Borrower and each Subsidiary of the Borrower of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations or partnerships, unless higher limits or coverage are reasonably required in writing by Agent, and carry adequate liability insurance and other insurance of a kind and in an amount generally carried by corporations engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by Agent, and in each case naming Agent as loss payee, as mortgagee or as an additional insured, as appropriate, in such policies for the benefit of each of the Lenders. All such insurance may be subject to reasonable deductible amounts. Promptly upon any Lender's request therefor, the Borrower shall provide such Lender with evidence that the Borrower maintains, and that each Subsidiary of the Borrower maintains, the insurance required under this Section 7.1(d)(v), and evidence of the payment of all premiums therefor.

                 (e) Accountants. The Borrower shall give Agent and each of the Lenders prompt notice of any change of the Borrower's independent certified public accountants and a statement of the reasons for such change. The Borrower shall at all times utilize independent certified public accountants reasonably acceptable to Agent and Lenders.

                 (f) ERISA Compliance. If the Borrower or any Subsidiary of the Borrower shall have any Pension Plan, the Borrower and such Subsidiary or Subsidiaries of the Borrower shall comply with all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, neither the Borrower nor any Subsidiary of the Borrower shall:

                 (i) permit any Pension Plan maintained by it to engage in any nonexempt "prohibited transaction, " as such term is defined in
         Section 4975 of the Code;

                 (ii) permit any Pension Plan maintained by it to incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, 29 U.S.C. Section 1082, whether or not waived;

                 (iii) terminate any such Pension Plan in a manner which could result in the imposition of a Lien on any Property of the Borrower or any Subsidiary of the Borrower pursuant to Section 4068 of ERISA, 29 U.S.C. Section 1368; or

                 (iv) take any action which would constitute a complete or partial withdrawal from a Multiemployer Plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA.

            Notwithstanding any provision contained in this Section 7.1(f) to the contrary, an act by the Borrower or any Subsidiary of the Borrower shall not be deemed to constitute a violation of subparagraphs (i) through (iv) hereof unless Agent determines in good faith that said action, individually or cumulatively with other acts of the Borrower and the Subsidiaries of the Borrower, does have or is likely to cause a significant adverse financial effect upon the Borrower or any such Subsidiary of the Borrower.

            Borrower shall have the affirmative obligation hereunder to report to Agent any of those acts identified in subparagraphs (i) through (iv) hereof, regardless of whether said act does or is likely to cause a significant adverse financial effect upon the Borrower or any Subsidiary of the Borrower, and failure by the Borrower to report such act promptly upon the Borrower's becoming aware of the existence thereof shall constitute an Event of Default hereunder.

                 (g) Maintenance of Books and Records. The Borrower and each Subsidiary of the Borrower will maintain its books and records in accordance with generally accepted accounting principles consistently applied and in which true, correct and complete entries will be made of all of its dealings and transactions.

                 (h) Further Assurances. The Borrower will execute any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Agent or any of the Lenders may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment the Letter of Credit Applications and the other Transaction Documents.

                 (i)      Financial Covenants.  The Borrower will:

                 (i) Fixed Charges Coverage Ratio. Maintain on a consolidated basis as of each fiscal quarter-end during the Term hereof a ratio of Consolidated Proforma Operating Cash Flow to Consolidated Fixed Charges determined for the 12-month period ending as of each such fiscal quarter-end of not less than (a)

         1.25 to 1.0 for each fiscal quarter ending on or before September 30, 1997, and (b) 1.50 to 1.0 for each fiscal quarter end thereafter during the Term hereof.

                 (ii) Consolidated Adjusted Total Funded Debt to Consolidated Proforma Operating Cash Flow. Maintain on a consolidated basis at each fiscal quarter-end during the Term hereof, a ratio of Consolidated Adjusted Total Funded Debt to Consolidated Proforma Operating Cash Flow (determined for the twelve-month period ending on the date of any such calculation) of not more than: (a) 4.00 to 1.0 for each quarter-end occurring on or before September 30, 1997, (b)
         3.50 to 1.0 for quarters ending after October 1, 1997 but on or before September 30, 1998, and (c) 3.00 to 1.0 for quarters ending after September 30, 1998 through the remainder of the Term hereof.

                 (iii) Consolidated Shareholders' Equity. Maintain on a consolidated basis determined as of each fiscal quarter-end during the Term hereof, Consolidated Shareholders' Equity of at least the sum of
         (x) $45,000,000.00, plus (y) fifty percent (50%) of the after tax net income for each fiscal quarter of Borrower in which net income is earned (but zero percent (0%) of any after tax net loss for any fiscal quarter of Borrower in which a net loss is incurred) as shown on Borrower's financial statements delivered pursuant to Section 7.1(a)(i) and (ii), commencing with the addition of any net income for the fiscal quarter ending December 31, 1996, with such required increases to be cumulative for each fiscal quarter thereafter during the Term hereof, plus (z) one hundred percent (100%) of the net proceeds received by Borrower or any of its consolidated Subsidiaries from capital stock issued by Borrower or such Subsidiary subsequent to the date of this Agreement.

                 (iv) Deliver a certificate of the principal financial officer of the Borrower containing the financial ratio calculations required in clauses (i), (ii) and (iii) above simultaneously with the financial statements referred to in Sections 7.1(a)(i) and (ii).

                 (j) Compliance with Law. The Borrower will, and will cause each Subsidiary of the Borrower to, comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which it is subject and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might materially adversely affect the condition or operation, financial or otherwise, of the Borrower or any Subsidiary of the Borrower.

                 (k) Notices. The Borrower will notify Agent and the Lenders in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                 (i) Default. The occurrence of any Default or Event of Default under this Agreement or any default or event of default by the Borrower, any other Obligor or any Subsidiary of the Borrower under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which the Borrower, any other Obligor or any Subsidiary of the Borrower, as the case may be, is a party or by which it is bound or to which it is subject;

                 (ii) Litigation. The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting the Borrower, any other Obligor, any Subsidiary of the Borrower, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance, provided that if such action is an action for money damages, that the damages sought are in excess of $100,000.00;

                 (iii) Judgment. The entry of any judgment or decree against the Borrower, any other Obligor or any Subsidiary of the Borrower in excess of $100,000.00;

                 (iv) Pension Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of the Borrower or any Subsidiary of the Borrower with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

                 (v) Change of Name. Any change in the name of the Borrower, any other Obligor or any Subsidiary of the Borrower;

                 (vi) Environmental Matters. Receipt of any notice that the operations of the Borrower, any other Obligor or any Subsidiary of the Borrower are not in full compliance with any of the requirements of any applicable Environmental Law or Occupational Safety and Health Law; receipt of notice that the Borrower, any other Obligor or any Subsidiary of the Borrower is subject to any federal, state or local investigation evaluating whether any remedial action is needed to respond to the release of any Hazardous Materials or any other hazardous or toxic waste, substance or constituent or other substance into the environment; or receipt of notice that any of the Properties or assets of the Borrower, any other Obligor or any Subsidiary of the Borrower are subject to an Environmental Lien. For purposes of this
         Section 7.1(k)(vi), "Environmental Lien" shall mean a Lien in favor of any governmental or regulatory agency, entity, authority or official for (1) any liability under Environmental Laws or (2) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of any Hazardous Materials or any other hazardous or toxic waste, substance or constituent or other substance into the environment;

                 (vii) Material Adverse Change. The occurrence of any material adverse change in the business, operations or condition, financial or otherwise, of the Borrower, any other Obligor or any Subsidiary of the Borrower;

                 (viii) Change in Management or Line(s) of Business. Any material change in the directors and executive officers of the Borrower or any Subsidiary of the Borrower as listed in Schedule 7.1(k)(viii) attached hereto, or any change in the Borrower's or any Subsidiary of the Borrower's line(s) of business; and

                 (ix) Other Notices. Any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Agent may from time to time reasonably specify.

                 (l) Protection of Collateral. During the term of this Agreement, the Borrower will (a) do all things necessary to keep unimpaired the Borrower's rights in the Collateral; (b) cause all operating equipment included in the Collateral to be maintained properly in good and effective operating condition with all repairs, renewals, replacements, additions and improvements being promptly made in accordance with generally accepted practices and applicable federal, state and local laws, rules and regulations; (c) pay, or cause to be paid, promptly as and when due and payable, all expenses incurred in or arising from the maintenance, storage and care of the Collateral; and (d) cause the Inventory and other Collateral to be properly maintained and protected in accordance with prudent operating practice, giving consideration to and complying with applicable federal, state and local laws, rules and regulations.

        7.2 Negative Covenants of the Borrower. The Borrower covenants and agrees that, so long as Lenders have any obligation to make any Loan hereunder or any of the Borrower's Obligations remain unpaid or any Letter of Credit remains outstanding, unless the prior written consent of the Required Lenders is obtained:

                 (a) Limitation on Indebtedness. Neither the Borrower nor any Subsidiary of the Borrower will incur or be obligated on any Indebtedness, either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

                 (i)      Indebtedness evidenced by the Notes;

                 (ii) Unsecured trade accounts payable and normal accruals incurred in the ordinary course of business which are not yet due and payable;

                 (iii) Indebtedness incurred in the ordinary course of business in connection with the acquisition of Property by Borrower (excluding Indebtedness assumed on any capital assets acquired pursuant to an Acceptable Acquisition), provided that such Indebtedness shall not exceed the value of the Property so acquired, and in any event, such purchase money Indebtedness shall not exceed Four Million Dollars ($4,000,000.00) in the aggregate;

                 (iv) Secured or unsecured Indebtedness assumed by Borrower or a Subsidiary in connection with an Acceptable Acquisition or any other unsecured Indebtedness incurred in the ordinary course of business, all of which, in the aggregate, shall not exceed One Million Dollars ($1,000,000.00); and

                 (v) Subordinated Debt incurred in connection with an Acceptable Acquisition not to exceed Five Million Dollars ($5,000,000.00) in the aggregate, provided that such Subordinated Debt is unsecured, and the holder of such Subordinated Debt has executed a Subordination and Standby Agreement in favor of Agent and the Lenders substantially in the form of Exhibit J. attached hereto, which Subordination and Standby Agreement shall, among other things: (A) allow for permitted payments of accrued interest and scheduled principal (but no prepayments or accelerated payments) on such Subordinated Debt prior to notice from Agent of the occurrence of an Event of Default on a schedule no faster than a three year, straight line amortization of principal of the Subordinated Debt, and (B) after notice from Agent of the occurrence of an Event of Default, terminate all payments of principal and interest on the Subordinated Debt until Borrower's Obligations are paid in full and shall otherwise prohibit the holder of such Subordinated Debt from taking any action to enforce the Subordinated Debt obligations against Borrower or any other Obligor for a one year period following such notice.

                 (b) Limitations on Liens. The Borrower will not create, incur, assume or suffer to exist, and will not cause or permit any Subsidiary of the Borrower to create, incur, assume or suffer to exist, any Lien on any of its Property, assets or revenues other than:

                 (i)      Liens presently in existence which are described on
         Schedule 6.11 attached hereto;

                 (ii) Pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance, pension or other employee benefits;

                 (iii) Purchase money Liens incurred to secure Indebtedness permitted under Section 7.2(a)(iii), provided that such Lien shall attach only to the Property acquired in connection with such Indebtedness;

                 (iv) Any Lien renewing, extending or refunding any Lien permitted hereunder, provided that the principal amount of Indebtedness secured by such Lien is not increased and such Lien is not extended to cover any other Property or assets of the Borrower or any Subsidiary of the Borrower;

                 (v) Subject to Section 7.1(d)(i), Liens for taxes, assessments or governmental charges or levies on the income, Property or assets of the Borrower or any Subsidiary of the Borrower if the same are not yet due and payable or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount satisfactory to Agent and the Lenders are provided; and

                 (vi) Statutory liens for amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount satisfactory to Agent and the Lenders are provided.

                 (c) Sale of Property. Neither the Borrower nor any Subsidiary of the Borrower will sell, lease, transfer or otherwise dispose of any Property or assets of the Borrower or such Subsidiary of the Borrower, as the case may be, except in the ordinary course of business.

                 (d) Mergers and Consolidations. Neither the Borrower nor any Subsidiary of the Borrower will merge or consolidate with any other Person or sell, transfer or convey all or a substantial part of its Property or assets to any Person, except for Acquisitions permitted under Section 7.2(e).

                 (e) Acquisitions; Subsidiaries. The Borrower will not, and will not cause or permit any Subsidiary to, make or suffer to exist any Acquisition of any Person, except Acceptable Acquisitions. If at any time after the date hereof Borrower shall create any new Subsidiary, whether in connection with an Acceptable Acquisition or otherwise, Borrower shall give Lender fifteen (15) Business Days' prior written notice thereof, and Borrower shall (x) cause such Subsidiary to execute and deliver to Agent for the benefit of each of the Lenders a Subsidiary Guaranty of all of Borrower's Obligations,
(y) cause such Subsidiary to grant a security interest pursuant to a Subsidiary Security Agreement in all of its assets of a type listed in Schedule 5 hereto, and (z) pledge all of the issued and outstanding stock of such Subsidiary to Agent for the benefit of each of the Lenders pursuant to a Pledge Agreement, collateral schedules, stock powers and other pledge documents in form and substance satisfactory to Agent and the Required Lenders. Borrower further agrees to execute or cause any such Subsidiary to execute such amendments to this Agreement and to the other Transaction Documents or such additional agreements as may be required by Agent and the Lenders to satisfy such obligations.

                 (f) Fiscal Year. Neither Borrower nor any Subsidiary of the Borrower will change its fiscal year.

                 (g) Stock Redemptions and Distributions. The Borrower will not make or declare or incur any liability to make any Distribution in respect of the capital stock of the Borrower.

                 (h) Transactions with Related Parties. Except as disclosed in Schedule 7.2(h) attached hereto, neither Borrower nor any Subsidiary of the Borrower will, directly or indirectly, engage in any material transaction, in the ordinary course of business or otherwise, with any Related Party unless such transaction is upon fair market terms, is not disadvantageous in any material respect to the Lenders and has been approved by a majority of the disinterested directors of the Borrower or such Subsidiary of the Borrower, as the case may be (or, if none of such directors are disinterested, by a majority of the directors), as being in the best interests of the Borrower or such Subsidiary of the Borrower, as the case may be. In addition, neither the Borrower nor any Subsidiary of the Borrower shall (i) transfer any Property or assets to any Related Party for other than its fair market value or (ii) purchase or sign any agreement to purchase any stock or other securities of any Related Party (whether debt, equity or otherwise), underwrite or Guarantee the same, or otherwise become obligated with respect thereto.

                 (i) Capital Expenditures. Neither Borrower nor any Subsidiary of the Borrower will make any capital expenditures or enter into any Capitalized Leases which in the aggregate (for the Borrower and all Subsidiaries of the Borrower) exceeds $3,500,000.00 during any fiscal year without the prior written consent of the Required Lenders.

                 (j) Advancing or Guaranteeing Credit. Neither Borrower nor any Subsidiary of the Borrower will become or be a guarantor or surety of, or otherwise become or be responsible in any manner with respect to, any undertaking of another except for the Subsidiary Guaranties of Borrower's Obligations.

                 (k) Loans and Investments. Neither Borrower nor any Subsidiary of the Borrower will make any loans or advances or extensions of credit to purchase any stocks, bonds, notes, debentures or other securities of, make any expenditures on behalf of, or in any manner assume liability (direct, contingent or otherwise) for the Indebtedness of any Person, except for Permitted Investments, and except for loans to employees of Borrower and its Subsidiaries not to exceed $200,000.00 in the aggregate to enable such employees to make investments in Borrower's stock option plan.

                 (l) Dissolution or Liquidation. Borrower will not seek or permit the dissolution or liquidation of the Borrower in whole or in part.

                 (m) Operating Leases. Neither Borrower nor any Subsidiary of the Borrower will enter into or permit to remain in effect any agreements to rent or lease (as lessee) any real or personal property (other than Capitalized Leases) for initial terms (including options to renew or extend any term, whether or not exercised) of more than one (1) year which in the aggregate (for the Borrower and all Subsidiaries of the Borrower) provide for payments in excess of $3,500,000.00 during any consecutive twelve-month (12-month) period.

                 (n) Change in Nature of Business. Neither Borrower nor any Subsidiary of the Borrower will make any material change in the nature of its business.

                 (o) Pension Plans. Neither Borrower nor any Subsidiary of Borrower shall (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower or any Subsidiary of the Borrower of any material liability, fine or penalty. Neither Borrower nor any Subsidiary of the Borrower shall become obligated to contribute to any Pension Plan or Multiemployer Plan other than any such plan or plans in existence on the date hereof.

                 (p) Management Fees. Neither Borrower nor any Subsidiary of Borrower will pay any management fees, consulting fees or similar fees to any Related Parties without the prior written consent of the Required Lenders, except that Borrower or its Subsidiaries may pay consulting fees or other similar fees incurred in connection with Acceptable Acquisitions provided no Default or Event of Default is then existing or would occur on a pro forma basis as the result of Borrower's or any such Subsidiary's payment or agreement to pay such amounts and further provided that such fees shall not exceed the lesser of $250,000.00 in the aggregate for any single Acceptable Acquisition or $750,000.00 in the aggregate for all Acceptable Acquisitions in any fiscal year.

         7.3     Use of Proceeds.

                 (a) The Borrower agrees that the proceeds of the Revolving Credit Loans hereunder will be used solely for the Borrower's working capital and general corporate purposes and the proceeds of the Reducing Revolver Loans hereunder will be used solely for financing Acceptable Acquisitions;

                 (b) None of such proceeds will be used in violation of any applicable law or regulation; and

                 (c) The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended.

SECTION 8.  EVENTS OF DEFAULT.

         If any of the following (each of the following herein sometimes called an "Event of Default") shall occur and be continuing:

         8.1 Borrower shall fail to pay any of the Borrower's Obligations when the same shall become due and payable, whether by reason of demand, acceleration, mandatory prepayment or otherwise;

         8.2 Any representation or warranty of the Borrower made in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

         8.3 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 7.1(a), Section 7.1(c), Section 7.1(i),
Section 7.2 or Section 7.3;

         8.4 Borrower shall fail to perform or observe any term or provision contained in Section 7.1(l) and such failure shall remain unremedied for five (5) days after written notice thereof shall have been given to the Borrower by Agent or any of the Lenders;

         8.5 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by Agent or any of the Lenders;

         8.6 This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by the Borrower, or if the transactions completed hereunder or thereunder shall be contested by the Borrower or if the Borrower shall deny that it has any or further liability or obligation hereunder or thereunder;

         8.7 Borrower, any Subsidiary of the Borrower or any other Obligor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or of a substantial part of its, his or her Property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself, himself or herself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its, his or her inability or fail generally to pay its, his or her debts as they become due or
(vii) take any corporate or other action for the purpose of effecting any of the foregoing;

         8.8 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, any Subsidiary of the Borrower or any other Obligor, or of a substantial part of the Property or assets of the Borrower, any Subsidiary of the Borrower or any other Obligor, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of the Borrower, any Subsidiary of the Borrower or any other Obligor or of a substantial part of the Property or assets of the Borrower, any Subsidiary of the Borrower or any other Obligor or (iii) the winding-up or liquidation of the Borrower, any Subsidiary of the Borrower or any other Obligor; and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

         8.9 Any "Event of Default" (as defined therein) shall occur under or within the meaning of the Security Agreement;

         8.10 Any "Event of Default" (as defined therein) shall occur under or within the meaning of the Pledge Agreement;

         8.11 Any event of default shall occur under the terms of any Letter of Credit Application;

         8.12 Any event of default shall occur under the terms of the Trademark Assignment;

         8.13 Any of the Subsidiary Guaranties shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested by or denied by the Subsidiary executing any such Subsidiary Guaranty, or if any such Subsidiary shall deny that it has any further liability or obligation thereunder;

         8.14 Any "Event of Default" (as defined therein) shall occur under or within the meaning of any of the Subsidiary Security Agreements;

         8.15 Borrower, any Subsidiary of the Borrower or any other Obligor shall be declared by Agent or any of the Lenders to be in default (beyond any applicable cure or grace period, if any) on, or pursuant to the terms of, (1) any other present or future obligation to Agent or any of the Lenders, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (2) any other present or future agreement purporting to convey to any such Lender or to Agent a Lien upon any Property or assets of the Borrower, such Subsidiary of the Borrower or such other Obligor, as the case may be;

         8.16 Borrower, any Subsidiary of the Borrower or any other Obligor shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing, securing or otherwise relating to any outstanding Indebtedness of the Borrower, such Subsidiary of the Borrower or such other Obligor, as the case may be, for borrowed money (other than the Borrower's Obligations) in a principal amount in excess of One Hundred Thousand Dollars ($100,000.00), if the effect of such failure or default is to cause or permit such Indebtedness to be declared to be due and payable or otherwise accelerated, or to be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         8.17 A default or event of default shall occur and be continuing under any of the terms of any agreement, whether executed now or hereafter, to provide the Borrower with any interest rate swap, interest rate cap or other interest hedge, including, but not limited to, any such agreements to finance any such arrangement;

         8.18 Borrower, any Subsidiary of the Borrower or any other Obligor shall have a judgment entered against it, him or her by a court having jurisdiction in the premises in an amount of One Hundred Thousand Dollars ($100,000.00) or more and such judgment shall not be appealed in good faith or satisfied by the Borrower, such Subsidiary of the Borrower or such other Obligor, as the case may be, within thirty (30) days after the entry of such judgment;

         THEN, and in each such event (other than an event described in Sections 8.7 or 8.8), Agent may, or if requested in writing by the Required Lenders shall, declare that the obligations of the Lenders to make Loans and of the Agent to issue Letters of Credit under this Agreement have terminated, whereupon such obligations of Agent and Lenders shall be immediately and forthwith terminated, and Agent may further, or if requested in writing by the Required Lenders shall further, declare on behalf of each of the Lenders that the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Borrower's Obligations are forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Notes and all such other Borrower's Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and Agent and the Lenders may exercise any and all other rights and remedies which any of them may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 8.7 or 8.8, Lenders' obligations to make Loans and Agent's obligation to issue Letters of Credit under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Notes issued under this Agreement and all other Borrower's Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and Agent and the Lenders may exercise any and all other rights and remedies which any of them may have under any of the other Transaction Documents or under applicable law. Following acceleration of Borrower's Obligations hereunder as set forth above, Agent may, or if requested in writing by the Required Lenders and provided with the indemnity required under Section 9.6 shall, proceed to enforce any remedy then available to Agent or any of the Lenders under any applicable law, including, without limitation, all rights granted to Agent hereunder, under the Subsidiary Guaranties, the Security Agreement, the Trademark Assignment, the Pledge Agreement, any of the Subsidiary Security Agreements, or any Letter of Credit Application, and the rights and remedies available to a secured party under the Uniform Commercial Code as in effect in the State of Missouri.

         Upon the occurrence of any Event of Default, Agent will have the right, in addition to all other rights and remedies available to Agent and the Lenders under this Agreement or under the other Loan Documents, after oral or written notice is sent to the Borrower, to take possession of, preserve and care for the Collateral, to execute and/or endorse as the Borrower's agent any bills of sale or documents, instruments or chattel paper in or pertaining to the Collateral, to notify Account Debtors and obligors on documents, Accounts and instruments included in the Collateral to make payment directly to Agent, to take control of all of the Borrower's cash, to collect and receive funds generated by the Collateral, including proceeds or refunds from insurance, or as a result of claims for the damage, loss, or destruction of the Collateral, and use the same to reduce any part of the obligations.

         The Agent shall give notice of a Default to Borrower promptly upon being requested to do so by any Lender and shall thereupon notify all of the Lenders thereof.

         Following any Default or Event of Default, all payments and other amounts received by Agent and/or any of the Lenders, whether voluntary or involuntary, including but not limited to any proceeds of any collateral, any right of offset or otherwise, shall be shared among the Lenders in accordance with their Pro Rata Shares of the outstanding principal indebtedness under all of the Reducing Revolver Loans, Revolving Credit Loans and Letter of Credit obligations then outstanding of Borrower. Such application shall be made first, to any costs or expenses of Agent or any of the Lenders incurred in connection with the collection of such proceeds, second, to any accrued and unpaid fees due hereunder or under any of the other Transaction Documents, third, to any and all accrued and unpaid interest on any of the Loans, fourth, to collateralize any outstanding Letters of Credit pursuant to Section 3.4(f) herein, and fifth, to the unpaid principal amounts of any of the Loans outstanding hereunder and under the other Transaction Documents.

SECTION 9.  THE AGENT

         9.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Transaction Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as may be reasonably incidental thereto.

         9.2 Agent and Affiliates. The Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any of its Subsidiaries or Affiliates as if it were not the Agent hereunder.

         9.3 Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Section 8.

         9.4 Consultation with Experts. The Agent may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or other experts.

         9.5 Liability of Agent. Neither the Agent nor any of its directors, officers, employees, agents or advisors shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the requisite percentage in interest of the Lenders set forth herein or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Neither the Agent nor any of its directors, officers, employees, agents or advisors shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Loan hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower; (iii) the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any of the other Transaction Documents. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

         9.6 Indemnification. Notwithstanding any other provision contained in this Agreement to the contrary, to the extent Borrower fails to reimburse the Agent pursuant to Section 10.3, Section 10.4 or Section 10.5, or if any Default or Event of Default shall occur under this Agreement, the Lenders shall ratably in accordance with their respective Pro Rata Shares, indemnify the Agent and hold it harmless from and against any and all liabilities, losses, costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Lender to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, reasonable attorneys' fees and expenses, which the Agent may incur, directly or indirectly, in connection with this Agreement, the Notes or any of the other Transaction Documents, or any action or transaction related hereto or thereto; provided only that the Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses directly and solely resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents, and shall survive the satisfaction and payment of the Loans and the termination of this Agreement.

         9.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         9.8 Resignation of Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, Lenders shall have the right to appoint a successor Agent with the prior consent of Borrower, which consent shall not be unreasonably withheld, and which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000.00. If no successor Agent shall have been so appointed by Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the Agent shall, on behalf of all of the Lenders, appoint a successor Agent with the prior consent of Borrower, which consent shall not be unreasonably withheld, and which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations under this Agreement. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         9.9 Removal of Agent. The Agent may be removed at any time, for or without cause, by an instrument or instruments in writing executed by the Required Lenders and delivered to the Agent with a copy to Borrower, specifying the removal and the date when it shall take effect. Upon any such removal, Lenders shall have the right to appoint a successor Agent with the prior consent of Borrower, which consent shall not be unreasonably withheld, and which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000.00. If no successor Agent shall have been so appointed by Lenders, and shall have accepted such appointment, within thirty (30) days after the date of removal of the Agent, then the Required Lenders shall, on behalf of all of the Lenders, appoint a successor Agent with the prior consent of Borrower, which consent shall not be unreasonably withheld, and which successor Agent shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $100,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed Agent, and the removed Agent shall be discharged from all of its duties and obligations under this Agreement. After any such removal, the provisions of this Section 9 shall inure to such former Agent's benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         9.10 Agent's Fee. Borrower will pay to Agent for its own account on the date hereof and on each anniversary of the date hereof during the Term, an Agent's Fee in the amount agreed to between Borrower and Agent.

SECTION 10.  GENERAL.

         10.1 No Waiver. No failure or delay by Agent or any of the Lenders in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Agent or any of the Lenders to exercise any statutory or common law right of banker's lien or setoff.

         10.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by any such Lender and any and all other indebtedness at any time owing by any such Lender to or for the credit or account of the Borrower against any and all of the Borrower's Obligations irrespective of whether or not Agent or any such Lender shall have made any demand hereunder or under any of the other Transaction Documents and although such obligations may be contingent or unmatured. Such Lender agrees to promptly notify Borrower after any such setoff and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lenders under this Section 10.2 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lenders may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of each of the Lenders to exercise any right of setoff or counterclaim they may have against the Borrower and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower unrelated to this Agreement or the other Transaction Documents.

         10.3 Cost and Expenses. Borrower agrees, whether or not any Loan is made hereunder, to pay Agent upon demand (i) all reasonable out-of-pocket costs and expenses and all Attorneys' Fees of Agent in connection with the preparation, documentation, negotiation, execution and administration of this Agreement, the Notes and the other Transaction Documents, (ii) all reasonable recording, filing and search fees incurred in connection with this Agreement and the other Transaction Documents, (iii) all reasonable out-of-pocket costs and expenses and all Attorneys' Fees of Agent and each of the Lenders in connection with the preparation of any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder,
(iv) if an Event of Default occurs, all out-of-pocket costs and expenses and all Attorneys' Fees incurred by Agent and each of the Lenders in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (v) all other Attorneys' Fees incurred by Agent and each of the Lenders relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents subsequent to the date hereof. The Borrower further agrees to pay or reimburse Agent and each of the Lenders for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment, the Subsidiary Guaranties, the Subsidiary Security Agreements, or any of the other Transaction Documents. All of the obligations of the Borrower under this
Section 10.3 shall survive the satisfaction and payment of the Borrower's Obligations and the termination of this Agreement. In the event Agent or any Lender claims any amounts pursuant to this Section 10.3, Agent or such Lender, as the case may be, shall provide to Borrower an itemized statement of amounts claimed.

         10.4 Environmental Indemnity. The Borrower hereby agrees to indemnify Agent and each of the Lenders and hold Agent and each of the Lenders harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees and expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Agent or any of the Lenders for, with respect to or as a direct or indirect result of the violation by the Borrower or any Subsidiary of the Borrower of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by the Borrower and/or any Subsidiary of the Borrower in the conduct of its businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Materials or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 10.4 shall survive the satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

         10.5 General Indemnity. In addition to the payment of expenses pursuant to Section 10.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify, pay and hold Agent, each of the Lenders and any other holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of any of them (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by the Borrower or any other Obligor in connection herewith or therewith, the statements contained in any commitment letters delivered by Agent or any of the Lenders, the Lenders' agreements to make the Loans hereunder or the use or intended use of the proceeds of any Loan hereunder (collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 10.5 shall survive satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

         10.6 Authority to Act. Agent and the Lenders shall be entitled to act on any notices and instructions (telephonic or written) believed by Agent or any such Lender to have been delivered by any Person authorized to act on behalf of the Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a Person authorized to act on behalf of the Borrower, and the Borrower hereby agrees to indemnify Agent and each of the Lenders and hold Agent and each of the Lenders harmless from and against any and all losses and expenses, if any, ensuing from any such action, other than for such losses or expenses directly caused by the gross negligence or willful misconduct of the Agent or such Lender, as determined by a court of competent jurisdiction.

         10.7 Notices. Any notice, request, demand, consent, confirmation or other communication hereunder shall be in writing and delivered in person or sent by telegram, telex, telecopy or registered or certified mail, return receipt requested and postage prepaid, if to the Borrower, in care of StaffMark, Inc. at 302 East Millsap Road, Fayetteville, Arkansas 72702,
Attention: Terry C. Bellora, Chief Financial Officer, if to Agent, at 721 Locust Street, St. Louis, Missouri 63101, Attention: John C. Billings, Vice President, or if to Lenders, at their respective addresses or telecopy numbers set forth on the signature pages of this Agreement, or at such other address as any party may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telegram, telex or telecopy, or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail.

         10.8 CONSENT TO JURISDICTION. BORROWER IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, AS AGENT MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS. THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND THE BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILE. THE BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON THE BORROWER BY REGISTERED MAIL SENT TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 10.7.

         10.9 Agent's and Lenders' Books and Records. Agent's and Lenders' books and records showing the account between the Borrower and Agent or any of the Lenders shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.

         10.10 Governing Law; Amendments and Waivers. This Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment, the Subsidiary Guaranties, the Subsidiary Security Agreements, and all of the other Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of Missouri. Any provision of this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Trademark Assignment, the Subsidiary Guaranties, the Subsidiary Security Agreements, or any of the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and the Required Lenders (and, if the rights or duties of the Agent in its capacity as Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all of the Lenders, (i) increase the Reducing Revolver Commitment or Revolving Credit Commitment of any Lender, (ii) reduce the principal amount of or rate of interest on any Loan or any fees hereunder,
(iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or any scheduled reduction in the Reducing Revolver Commitment of the several Lenders as set forth in Section 3.2(a), (iv) release any collateral security or any guaranty for any Loan hereunder, (v) increase any of the percentage advance rates against Eligible Accounts set forth in Section 3.1(b) or increase the multiple against Borrower's Consolidated Proforma Operating Cash Flow above three hundred fifty percent (350%) as set forth in Section 3.2(a) herein, (vi) amend or waive any Event of Default, or (vii) change the percentage in the definition of Required Lenders, or (v) amend this Section 10.10.

         10.11   Successors and Assigns; Participations.

                 (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement. Any of the Lenders may sell participations in its Notes and its rights under this Agreement, the other Transaction Documents and in the Collateral in whole or in part to any commercial bank organized under the laws of the United States or any state thereof without the prior consent of Borrower so long as each agreement pursuant to which any such participation is granted provides that no such participant shall have any rights under this Agreement or any other Transaction Document (the participants' rights against the Lender granting its participation to be those set forth in the Participation Agreement between the participant and such Lender), and such selling Lender shall retain the sole right to approve or disapprove any amendment, modification or waiver of any provision of this Agreement or any of the other Transaction Documents. Each such participant shall be entitled to the benefits of the yield protection provisions hereof to the extent any Lender would have been so entitled had not such participation been sold or assignment made.

                 (b) Any Lender which, in accordance with Section 10.11(a), grants a participation in any of its rights under this Agreement or its Notes shall give prompt notice describing the details thereof to the Agent and Borrower.

                 (c) Unless otherwise agreed to by Borrower in writing, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations under this Agreement as a result of such Lender's granting of a participation in all or any part of such Lender's Notes or all or any part of such Lender's rights under this Agreement.

         10.12 Assignment Agreements. Each Lender may, upon prior notice to and consent of Borrower and Agent, which consent shall not be unreasonably withheld, from time to time sell or assign to other banking institutions rated "B" or better by Thompson Agent Watch Service a pro rata part of all of the indebtedness evidenced by the Notes then owed by it together with an equivalent proportion of its obligation to make Loans hereunder and the credit risk incidental to the Letters of Credit pursuant to an Assignment Agreement substantially in the form of Exhibit I attached hereto, executed by the assignor, the assignee and the Borrower, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignor and the portion of the Loan Commitments of the assignor and the credit risk incidental to the Letters of Credit (which portions shall be equivalent) to be assumed by it (the "Assignment Agreements"), provided that nothing herein contained shall restrict, or be deemed to require any consent as a condition to, or require payment of any fee in connection with, any sale, discount or pledge by any Lender of any Note or other obligation hereunder to a federal reserve bank. Any such portion of the indebtedness assigned by any Lender pursuant to this Section 10.12 shall not be less than $5,000,000.00. Upon the execution of each Assignment Agreement by the assignor, the assignee and the Borrower and consent thereto by the Agent
(i) such assignee shall thereupon become a "Lender" for all purposes of this Agreement with Loan Commitments in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender hereunder, (ii) the assignor shall have no further liability for funding the portion of its Loan Commitments assumed by such other Lender and (iii) the address for notices to such Lender shall be as specified in the Assignment Agreement, and the Borrower shall, in exchange for the cancellation of the Notes held by the assignor Lender, execute and deliver Notes to the assignee Lender in the amount of its Loan Commitments and new Notes to the assignor Lender in the amount of its Loan Commitments after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Notes" for all purposes of this Agreement, and there shall be paid to the Agent, as a condition to such assignment, an administration fee of $2,000.00 plus any out-of-pocket costs and expenses incurred by it in effecting such assignment, such fee to be paid by the assignor or the assignee as they may mutually agree, but under no circumstances shall any portion of such fee be payable by or charged to the Borrower.

       10.13 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A, B, C, D, E, F, G, H, I and J refer to annexed Exhibits A, B, C, D, E, F, G, H, I and J which are hereby incorporated herein by reference and all references herein to Schedules 5, 6.5, 6.6, 6.8, 6.10, 6.11, 6.14, 6.15, 7.1(k)(viii) and 7.2(h)
refer to annexed Schedules 5, 6.5, 6.6, 6.8, 6.10, 6.11, 6.14, 6.15,
7.1(k)(viii) and 7.2(h) which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

       10.14 Subsidiary Reference. Any reference herein to a Subsidiary or Consolidated Subsidiary of the Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to the Borrower and its Subsidiaries or Consolidated Subsidiaries or which is to be determined on a "consolidated" or "consolidating" basis, shall apply only to the extent the Borrower has any Subsidiaries or Consolidated Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with the Borrower for financial reporting purposes.

       10.15 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and Agent and each of the Lenders and their respective successors and assigns. The Borrower may not assign or delegate any of its rights or obligations under this Agreement.

       10.16 NO ORAL AGREEMENTS; ENTIRE AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT THE BORROWER, AGENT AND LENDERS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY THE BORROWER, AGENT AND LENDERS COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN THE BORROWER, AGENT AND LENDERS, EXCEPT AS THE BORROWER, AGENT AND LENDERS MAY LATER AGREE IN WRITING TO MODIFY THEM. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS (ORAL OR WRITTEN) RELATING TO THE SUBJECT MATTER HEREOF.

       10.17 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein that may be given effect without the invalid, illegal or unenforceable provision shall not in any way be affected or impaired thereby.

       10.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       10.19 Resurrection of the Borrower's Obligations. To the extent that Agent or any of the Lenders receives any payment on account of any of the Borrower's Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower's Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property or assets of the Borrower and theretofore created and/or existing in favor of Agent for the benefit of the Lenders as security for the payment of the Borrower's Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Agent or any such Lender and applied on account of the Borrower's Obligations.

       10.20 U. S. Dollars. All currency references set forth herein, in any other Transaction Documents and in any transactions referenced herein or therein shall be denominated in Dollars of the United States of America.

         IN WITNESS WHEREOF, the parties have executed this Credit Agreement this 4th day of October, 1996.




                                         STAFFMARK, INC.



                                         By:  /s/  JERRY T. BREWER
                                            -----------------------------------
                                         Name:     Jerry T. Brewer
                                              ---------------------------------
                                         Title:    Chairman
                                               --------------------------------

    Revolving Credit Commitment:         MERCANTILE BANK OF ST. LOUIS
         $20,000,000.00                  NATIONAL ASSOCIATION
    Reducing Revolver Commitment:
         $30,000,000.00


                                         By:  /s/  JOHN C. BILLINGS
                                            -----------------------------------
                                         Name:     John C. Billings
                                            -----------------------------------
                                         Title:    Vice President
                                               --------------------------------
                                         Address:  721 Locust Street
                                                   St. Louis, Missouri  63101
                                                   Attention:  Mid America Group
                                         Telecopy No:  314-425-3859


                                         MERCANTILE BANK OF ST. LOUIS
                                         NATIONAL ASSOCIATION, as Agent



                                         By:  /s/  JOHN C. BILLINGS
                                            -----------------------------------
                                         Name:     John C. Billings
                                              ---------------------------------
                                         Title:    Vice President
                                               --------------------------------
                                         Address:  721 Locust Street
                                                   St. Louis, Missouri  63101
                                                   Attention:  Mid America Group







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